Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of December 14, 2020

by and between

HEREFORD ETHANOL PARTNERS, L.P.

as the Buyer

and

GREEN PLAINS HEREFORD LLC

as the Seller

TABLE OF CONTENTS

		PAGE

ARTICLE I	PURCHASE AND SALE..................................................................................................................	1

1.1	Purchase and Sale of Assets..............................................................................................................	1
1.2	ExcludedAssets...................................................................................................................................	3
1.3	AssumedLiabilities...............................................................................................................................	4
1.4	Excluded Liabilities..............................................................................................................................	4
1.5	Assumed Contracts and Permits Not Assignable................................................................................	6

ARTICLE II	PURCHASE PRICE..........................................................................................................................	7

2.1	Purchase Price....................................................................................................................................	7
2.2	Closing Amount.................................................................................................................................	7
2.3	Inventories and Net Working Capital Adjustment................................................................................	8
2.4	Prorations............................................................................................................................................	10
2.5	Purchase Price Allocation....................................................................................................................	11

ARTICLE III	CLOSING.........................................................................................................................................	11

3.1	Closing.................................................................................................................................................	11
3.2	Closing Deliverables............................................................................................................................	11

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLER...............................................	12

4.1	Organization and Qualification...........................................................................................................	13
4.2	Subsidiaries; Investments..................................................................................................................	13
4.3	Due Authorization; No Conflicts; Consents......................................................................................	13
4.4	Title to Assets......................................................................................................................................	14
4.5	Real Property; Availability of Assets; Leases......................................................................................	14
4.6	Intentionally Deleted..........................................................................................................................	15
4.7	Inventories...........................................................................................................................................	15
4.8	Intellectual Property............................................................................................................................	16
4.9	Material Contracts and Other Descriptions and Lists..........................................................................	17
4.10	Performance of Contracts, Etc.........................................................................................................	18
4.11	Litigation..............................................................................................................................................	18
4.12	Compliance with Laws or Orders.........................................................................................................	19
4.13	Environmental Compliance..................................................................................................................	19
4.14	Taxes...................................................................................................................................................	20
4.15	Employee Benefit Plans......................................................................................................................	21
4.16	Employee Relationships.....................................................................................................................	21
4.17	Events Subsequent to December 31, 2019...............................................................................	22
4.18	Brokerage............................................................................................................................................	23

4.19	Insurance.............................................................................................................................................	23
4.20	Permits................................................................................................................................................	24
4.21	All Necessary Assets.........................................................................................................................	24

ARTICLE V	REPRESENTATIONS OF THE BUYER........................................................................................	24

5.1	Organization and Qualification..........................................................................................................	24

5.2	Due Authorization; No Conflicts; Consents..............................................................................................	24
5.3	Brokerage................................................................................................................................................	25
5.4	Financial Ability........................................................................................................................................	25
5.5	No Litigation............................................................................................................................................	25

ARTICLE VI	COVENANTS OF THE SELLER..........................................................................................................	25

6.1	Conduct of Business Prior to Closing......................................................................................................	25
6.2	No Control of Other Party’s Business.....................................................................................................	27
6.3	Access to Information..............................................................................................................................	27
6.4	Conditions and Closing...........................................................................................................................	28
6.5	Approvals and Consents of Third Parties................................................................................................	28
6.6	Notification of Changes............................................................................................................................	28
6.7	Supplement to Disclosure Schedules.....................................................................................................	29
6.8	Governmental Approvals...........................................................................................................................	29
6.9	Release of Liens.....................................................................................................................................	29
6.10	Carve-Out Tracts....................................................................................................................................	29
6.11	Shipment of Stored Grain ......................................................................................................................	29
6.12	RFS Third Party Engineering Audit...........................................................................................................	30
6.13	Rail Cars..................................................................................................................................................	30
6.14	Confidentiality and Confidential Information.............................................................................................	32
6.15	Exclusive Negotiations..............................................................................................................................	33

ARTICLE VII	COVENANTS OF THE BUYER............................................................................................................	33

7.1	Conditions and Closing.............................................................................................................................	33
7.2	Notification of Changes..........................................................................................................................	33
7.3	[Intentionally Deleted].............................................................................................................................	34
7.4	Governmental Approvals..................................................................................................................	34
7.5	Confidentiality.........................................................................................................................................	34

ARTICLE VIII	COVENANTS AND AGREEMENTS OF SELLER AND BUYER.....................................................	34

8.1	Employee Matters............................................................................................................................	34
8.2	Release and Replacement of Bonds, Guaranties, etc......................................................................	34
8.3	Title Matters...........................................................................................................................................	34
8.4	Tax Matters.........................................................................................................................................	36
8.5	Casualty or Condemnation....................................................................................................................	38
8.6	Further Assurances................................................................................................................................	40
8.7	Post-Closing Preservation of Books and Records................................................................................	40

ARTICLE IX	CONDITIONS TO CLOSE...............................................................................................................	41

9.1	Conditions to Obligations of Each Party................................................................................................	41
9.2	Conditions to Obligations of the Buyer..................................................................................................	41
9.3	Conditions to Obligations of the Seller............................................................................................	42

ARTICLE X	INDEMNIFICATION..............................................................................................................................	43

10.1	Survival................................................................................................................................................	43
10.2	Indemnification by Seller.......................................................................................................................	43
10.3	Indemnification by Buyer.......................................................................................................................	43

10.4	Certain Limitations........................................................................................................................	44
10.5	Indemnification Procedures............................................................................................................	45
10.6	Tax Treatment of Indemnification Payments.............................................................................	47
10.7	Exclusive Remedies...................................................................................................................	47

ARTICLE XI	TERMINATION..............................................................................................................................	47

11.1	Termination..................................................................................................................................	47
11.2	Effects of Termination..................................................................................................................	48

ARTICLE XII	MISCELLANEOUS.......................................................................................................................	48

12.1	Benefit and Assignment.................................................................................................................	48
12.2	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial......................................................	48
12.3	Expenses........................................................................................................................................	49
12.4	Notices............................................................................................................................................	49
12.5	Counterparts...................................................................................................................................	50
12.6	Amendment, Modification and Waiver.......................................................................................	50
12.7	Entire Agreement..............................................................................................................	51
12.8	Publicity.......................................................................................................................................	51
12.9	Severability..............................................................................................................................	51
12.10	Further Assurances.................................................................................................................	51
12.11	Time of the Essence......................................................................................................................	51
12.12	Enforcement of this Agreement......................................................................................................	51
12.13	Third Party Beneficiaries................................................................................................................	52
12.14	Interpretation.................................................................................................................................	52

EXHIBITS:

Exhibit A – Definitions
Exhibit B – Inventory Procedures
Exhibit C – Employees
Exhibit D – Transition Services Agreement
Exhibit E-1 – Buyer’s Parent Guaranty
Exhibit E-2 – Seller Parent Guaranty
Exhibit F – CCS Note
Exhibit G – Ethanol Railcar Arrangement

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made this 14th day of December, 2020, (the “Effective Date”) by and between Hereford Ethanol Partners, L.P., a Delaware limited partnership (the “Buyer”), and Green Plains Hereford LLC, a Delaware limited liability company (“Green Hereford”). Green Hereford is sometimes herein referred to individually as “Seller”. Capitalized terms used herein have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Green Hereford owns an ethanol plant in Hereford TX (the “Hereford Plant”), the Hereford Plant also referred to as the “Ethanol Plant”);

WHEREAS, Seller is engaged in the business of producing, marketing, and selling ethanol and its co-products, including, without limitation, distillers grains and corn oil from or out of the Ethanol Plant (the “Business”);

WHEREAS, the Seller owns and uses certain real property and certain tangible and intangible assets used in the Business, including, without limitation, buildings and improvements, machinery and equipment, inventory, intellectual property, contract rights and prepaid expenses and receivables;

WHEREAS, the Buyer desires to purchase the Ethanol Plant and certain of the related assets and to assume certain liabilities associated with the Ethanol Plant, and the Seller desires to sell and transfer to the Buyer the Ethanol Plant and such related assets and liabilities, all as more fully set forth below;

WHEREAS, in order to induce Buyer to buy the Purchased Assets and Seller to sell the Purchased Assets, Green Plains Inc., an Iowa corporation and parent of Seller, and has executed and delivered the Seller Guaranty, and AgriAsset Holdings LLC, a Delaware limited liability company and parent of Buyer, has executed and delivered the Buyer Guaranty, on the date hereof; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

Article I PURCHASE AND SALE

1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the Seller and the Buyer, the Buyer shall purchase, accept and acquire from Seller free and clear of any Liens (other than Permitted Liens), and Seller shall sell, transfer, convey, assign and deliver to the Buyer, all of the assets and properties of Seller (but excluding the Excluded Assets) used or held in the conduct of or in connection with the Business, whether tangible or intangible, real, personal or mixed, and wherever located (collectively, the “Purchased Assets”), including, without limitation, the following:
(a) All Inventories;

(b) Subject to any prorations as contemplated by Section 2.4, and/or the replacement of any guaranties as contemplated in Section 8.2, all prepaid expenses, advance payments, deposits and rights to receive discounts, refunds, rebates, awards and the like to the extent related to the Purchased Assets, the Ethanol Plan, the Business and the Assumed Contracts or Permits (collectively, the “Prepaid Expenses”);

(c) Those Contracts of Seller related to the Ethanol Plant identified on Schedule 1.1(c) (collectively, the “Assumed Contracts”);

(d) The real property described on Schedule 1.1(d) (the “Owned Land”) and (i) all buildings, facilities, structures, warehouses, grain storage bins, silos, tanks, railroad tracks, scales, improvements, fixtures situated thereon (the “Owned Improvements”), and (ii) Seller’s right, title and interest in and to all rights, privileges, easements, rights-of-way, appurtenances and other real property rights appurtenant or related thereto (collectively, the “Ancillary Real Property Rights”, and together with the Owned Land and the Owned Improvements, the “Owned Real Estate”);

(e) All of Seller’s leasehold interest in and to any real property (as lessee or sublessee) leased or subleased as set forth in the Real Property Leases described on Schedule 1.1(e), including (i) all buildings, warehouses, grain storage bins, silos, tanks, railroad tracks, scales, improvements, fixtures situated on such leased or subleased property, and (ii) all Ancillary Real Property Rights appurtenant or related thereto (collectively, the “Leased Real Property”);

(f) All equipment (building or office), machinery, tooling, dies, molds, patterns, stampings, prototypes, parts, components, projects in process, furniture, appliances, artwork, computers, computer terminals and printers, telephone systems, telecopiers and photocopiers, office supplies and office equipment, merchandise, supplies, accessories and other tangible personal property of every kind and description, which are owned or leased by the Seller, and utilized in connection with the operations of the Business, including, without limitation, those items listed on Schedule 1.1(f) attached hereto (collectively, the “Equipment”);

(g) All Plant Specific Intellectual Property set forth on Schedule 1.1(g), all goodwill associated with respect thereto, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the Laws of all jurisdictions;

(h) All qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Governmental Authorities which are used or required in order for the Seller to own and/or operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire and health (collectively, the “Permits”);

(i) All Renewable Identification Numbers (“RINs”) generated pursuant to the RFS Program from the Ethanol Plant’s final product inventories and the RIN Pathway;
(j) All Records;
(k) All of the Seller’s rights and remedies, under warranty or otherwise, against a manufacturer, vendor or other Person for any defects in any Purchased Asset;
(l) All deposits held by the Seller, if any, with respect to services to be performed or products to be delivered after the Closing relating to the Business;

(m) All other properties, assets and rights of every kind, character or description which are owned, used or held for use by Seller in connection with the Ethanol Plant and which are not Excluded Assets;

(n) The maintenance and capital spares, joints, valves, parts and tools owned by Seller or its Affiliates as of the Closing and located as of the Closing at the Ethanol Plant and used exclusively in connection with the Business (the “Spares”). Schedule 1.1(n) contains a list of the Spares as of December 8, 2020;

(o) All causes of action, choses in action and rights of recovery with respect to any of the foregoing; and

(p) All commercial and commodity Contracts entered into by the Seller or any Affiliate of Seller on market-based terms for (i) the purchase of corn to be used in the Ethanol Plant, and (ii) the sale of ethanol, corn oil, and distillers grains (dry, modified and wet) produced at the Ethanol Plant, which are listed on Schedule 1.1(p) attached hereto (collectively, “Commodity Contracts”).

1.2 Excluded Assets. The Purchased Assets shall not include, and the Seller shall retain, the following assets (collectively, the “Excluded Assets”):
(a) All cash, cash equivalents and other marketable securities of Seller or any of its Affiliates;

(b) All accounts receivable from any Person and any notes receivable from any Person arising out of the operation of the Business prior to Closing, as well as all amounts, if any, that are receivable by Seller from its Affiliates;

(c) All of Seller’s rights under the Contracts that are described and set forth on Schedule 1.2(c);
(d) All rolling stock except the railcars assigned or transferred pursuant to Section 6.13;
(e) All Intercompany Accounts;
(f) The Seller’s rights under this Agreement and all Transaction Documents;

(g) The Seller’s minute books, stock record books and corporate franchise, income and other Tax Returns;
(h) Rights and proceeds under any insurance policies;
(i) The name “Green Plains” and any derivatives thereof;
(j) All derivative contracts, hedging instruments and other similar futures contracts;
(k) The Seller’s rights to claims for refunds for any Taxes (or portion thereof) ending on or before the Closing Date; and

(l) All Claims and/or recoveries with respect to the ADM and Syngenta class actions (ADM: Green Plains Trade Group LLC, et al., individually and on behalf of all others similarly situated, Plaintiffs vs. Archer Daniels Midland Company, Defendant. U.S. District Court for the District of Nebraska, Case No: 8:20-CV-00279) (Syngenta: In Re: Syngenta AG MIR162 Corn Litigation, U.S. District Court for the District of Kansas, MDL No.: 2591 Case No. 14-md-2591-JWL-JPO) (collectively, the “Syngenta/ADM Actions”); Seller shall indemnify the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of Claims arising with respect to such actions; such indemnification shall not be subject to the limitations set forth in Section 10.4.

1.3 Assumed Liabilities. Except for those Liabilities designated as Excluded Liabilities, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Seller with respect to the Business (collectively, the “Assumed Liabilities”):

(a) all Liabilities under the Assumed Contracts with respect to periods commencing on and after the Closing Date;
(b) all Liabilities of Buyer and its Affiliates with respect to the Transferred Employees as provided in Exhibit C;
(c) all Liabilities of Buyer with respect to Transfer Taxes as provided in Section 8.4(a);

(d) All Liabilities of Buyer and its Affiliates related to the Green Shift License Agreement to the extent such Liabilities arise from the operation of the Ethanol Plant or the Business on or after the Closing Date; and

(e) all other Liabilities arising out of or relating to the ownership, operation or use of the Purchased Assets at any time from and after the Closing Date.

1.4 Excluded Liabilities. The parties acknowledge that the transactions contemplated by this Agreement involve a purchase and sale of assets, and that Buyer is not a legal successor of Seller and is assuming only the Assumed Liabilities and not any other Liabilities of the Seller or any of its Affiliates of any nature whatsoever, whether known or unknown, absolute or contingent, and whether presently existing or hereafter arising. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller and/or its Affiliates, as applicable (all such liabilities and obligations not expressly assumed by Buyer hereunder being herein referred to as the “Excluded Liabilities”). The Excluded Liabilities include:

(a) any Liabilities of the Seller for costs and expenses incurred (or to be incurred) for services performed by its legal, financial, accounting and investment banking advisors in connection with the transactions contemplated by this Agreement, including, without limitation, any broker’s fees of Seller’s broker;

(b) any Liabilities of the Seller relating to its performance under this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;
(c) any Liabilities of the Seller for Intercompany Accounts;
(d) any Liabilities of the Seller for asset retirement obligations related to railcars;

(e) except as expressly set forth in this Agreement, all Indebtedness, Contracts and Liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the ownership or operation of the Purchased Assets or the conduct of the Business prior to the Closing;

(f) all Liabilities of Seller or any of its Affiliates under the Assumed Contracts to the extent required to be paid or performed prior to Closing;
(g) all Liabilities arising out of or relating to or associated with the Excluded Assets;

(h) all Liabilities with respect to (i) Taxes of Seller (or any stockholder member, or Affiliate of Seller); (ii) Taxes relating to the Business, the Assets or the Assumed Liabilities for any Tax period (or portion thereof) ending on or before the Closing Date; (iii) Taxes that arise out of the consummation of the transactions contemplated hereby which constitute obligations of, and are payable by, the Seller, whether such Taxes arise by Law or as agreed to by the parties hereto under Section 8.4(a) or other provisions of this Agreement; or (iv) all Taxes attributable to any Tax period (or portion thereof) ending on or before the Closing Date of any Person imposed on Buyer as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulations Section 1.1502-6 or comparable federal, state, local or foreign Law) with respect to Liabilities or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into on or prior to the Closing Date;

(i) all Liabilities of Seller and its Affiliates with respect to Employees as provided in Exhibit C;

(j) All Liabilities of the Seller and its Affiliates related to the Green Shift License Agreement to the extent such Liabilities arose from the operation of the Ethanol Plant or the Business prior to the Closing Date;

(k) All Liabilities of Seller and their respective Affiliates related to Syngenta/ADM Actions;

(l) All Liabilities associated with the matters described in that certain Consent Agreement and Final Order, Green Plains Inc., respondent, Environmental Protection Agency, complainant, EPA Docket Number EPCRA-06-2021-0500; and

(m) All Liabilities accruing, arising out of or related to the ownership, possession, use, operation or condition of the Purchased Assets, the Ethanol Plant or the Business before the Closing, including Liabilities for personal injury or death or damage to property of any Third Party attributable to or arising out of the ownership or operation of the Purchased Assets, the Ethanol Plant or the Business before the Closing and any liabilities and obligations, including any products liability for defective or off-spec Inventories sold to Third Parties prior to the Closing Date.

1.5 Assumed Contracts and Permits Not Assignable.

(a) To the extent that any Assumed Contract or Permit is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of a third person (including a governmental, regulatory or administrative authority), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any Assumed Contract or Permit, or a violation of any law, statute, decree, rule, regulation or other governmental edict, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as “Restricted Interests”). The entire beneficial interest in any Assumed Contract or Permit subject to the restriction as described above, and any other interests in such Assumed Contract or Permit that is transferable notwithstanding such restriction, shall be transferred from the Seller to the Buyer as provided in this Section 1.5.

(b) Anything in this Agreement to the contrary notwithstanding, the Seller shall not be obligated to transfer to the Buyer any Restricted Interests without the Buyer or the Seller first having obtained all consents, waivers and authorizations necessary for such transfers. The Seller shall use commercially reasonable, good faith efforts to obtain such required consents, waivers and authorizations, and Buyer shall cooperate fully with Seller in all respects, to effect assignment thereof to Buyer as of the Closing Date; provided that in the event the Seller fails to obtain such consents, waivers or authorizations, or is unable because such assignment, transfer or conveyance constitutes a violation of any Law, then notwithstanding any other provision of this Agreement or any agreement, instrument or document contemplated hereby (the “Transaction Documents”), such failure or inability shall not constitute a breach or misrepresentation under this Agreement or any Transaction Document.

(c) To the extent that the consents, waivers and authorizations referred to in Section 1.5(a) hereof are not obtained by the Buyer or the Seller, or until the impracticalities of 6 transfer referred to therein are resolved, the Seller shall, at the request of Buyer and at Buyer’s reasonable expense, (i) hold any Restricted Interests in trust for the use and benefit of Buyer, and shall enter into an arrangement with Buyer to provide Buyer with the benefits of any Restricted Interests, provided that Buyer shall perform Seller’s obligations thereunder arising on and after the Closing Date until such Restricted Interest is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, (ii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Seller arising from any Restricted Interests (including the right to elect to terminate in accordance with the terms thereof upon the request of the Buyer) and (iii) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement any such agreement, Assumed Contract, or Permit as soon as practicable after the Closing Date.

Article II PURCHASE PRICE
2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be:
(a) $39,000,000 (the “Base Purchase Price”);

(b) plus the amount by which the Net Working Capital exceeds zero or minus the amount by which the Net Working Capital is less than zero, as determined pursuant to this Section 2.1(b) and Section 2.3. “Net Working Capital” means the result of (i) and (ii) below, all to be determined in accordance with GAAP, consistent with the past accounting methods, practices and procedures of the Seller; and

(i) the Inventory Value;

(ii) plus any amounts owed by Buyer to Seller with respect to earned and accrued vacation liabilities and bonus liabilities of Transferred Employees pursuant to Exhibit C and prorated Payables, as determined pursuant to Section 2.4minus any amounts owed by Seller to Buyer with respect to earned and accrued vacation liabilities and bonus liabilities of Transferred Employees pursuant to Exhibit C and prorated Payables, as determined pursuant to Section 2.4;

(c) plus an earn-out equal to the product of 27.5% times the amount earned from the carbon capture and sequestration (“CCS”) credits earned from the Ethanol Plant under the low carbon fuel standard for the forty (40) quarters commencing upon: i) an executed agreement between Buyer and a joint venture partner on the CCS opportunity and ii) the restart of commercial operations following construction at the Hereford Plant (the “CCS Note”), payable and consistent with the terms of the CCS Note set forth as Exhibit F.

2.2 Closing Amount.
(a) The cash consideration to be paid by the Buyer for the Purchased Assets at the Closing (the “Closing Amount”), shall consist of:
(i) the Base Purchase Price;

(ii) plus or minus (as applicable) the Estimated Net Working Capital.

(b) Subject to the terms and conditions hereof, at the Closing the Buyer shall pay the Closing Amount by wire transfer of immediately available funds to such account or accounts designated in writing by the Seller.

2.3 Inventories and Net Working Capital Adjustment.

(a) Inventory Methodology. Seller and Buyer shall conduct a measurement of the actual amount of the Inventories as of the Closing Date in accordance with the measurement and valuation procedures and methodologies set forth on Exhibit B and shall value the Commodity Contracts as set forth on Exhibit B (collectively the “Inventory Methodology”).

(b) Determination of Estimated Net Working Capital. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to the Buyer a certificate executed by the Chief Financial Officer of the Seller or his designee attaching the Estimated Net Working Capital Statement and setting forth the Seller’s best good faith estimate of the Estimated Net Working Capital (including the Estimated Inventory Value and the prorated amount of the Payables, as determined pursuant to Section 2.4) and the Closing Amount. The Estimated Net Working Capital Statement, the Estimated Net Working Capital calculation and the Closing Amount calculation shall be subject to review by the Buyer prior to the Closing.

(c) Determination of Net Working Capital.

(i) The Buyer shall, no later than thirty (30) days after the Closing Date, deliver to the Seller (x) the Closing Net Working Capital Statement and (y) a statement of the Buyer’s calculation of the Closing Net Working Capital including the following: (a) the Final Inventory Value at Closing as determined in accordance with the Inventory Methodology; (b) a final proration amount for the Payables; and (c) Buyer’s determination of all other Net Working Capital adjustments of the Seller at Closing (consisting of the other items of Net Working Capital not addressed by the Final Inventory Value or prorated amount of Payables (the “Other Closing Adjustments”)) (the documents described in the foregoing clauses (x) and (y) being referred to as the “Net Working Capital Documents”). At the same time that the Buyer provides the Net Working Capital Documents to the Seller, the Buyer shall make the working papers and back-up materials used in preparing the Net Working Capital Documents (collectively, the “Buyer Backup Information”) available to Seller and Seller’s auditors at reasonable times and upon reasonable notice, and the Buyer shall promptly respond to any reasonable requests from the Seller for additional information. Further, the Seller and its representatives shall be entitled to make any and all copies and summaries of such Buyer Backup Information as the Seller may reasonably require. The Net Working Capital Documents shall be final and binding on the parties, and deemed accepted by the Seller, unless within thirty (30) days after the Seller’s receipt thereof (the “Objection Period”), Seller provide the Buyer with written notice of objection with respect to the Net Working Capital Documents (a “Notice of Objection”). The Notice of Objection shall specify in reasonable detail each item of the Net Working

Capital Documents that the Seller disputes, the nature of any objection so asserted and any portions of the Net Working Capital Documents that the Seller does not dispute. The Buyer shall cooperate with the Seller and its representatives in their review of the Net Working Capital Documents and shall provide timely and reasonable access to any of its accountants, books, records, schedules, analyses, working papers and other information used in the preparation of the Net Working Capital Documents.

(ii) If the Seller timely submits a Notice of Objection, during the fifteen (15) day period following the date on which such Notice of Objection is received by the Buyer, the Buyer and the Seller shall meet in an effort to resolve any objections contained therein. If the Buyer and the Seller are unable to resolve the dispute within such fifteen (15) day period, then any disputed matter set forth in the Notice of Objection that remains unresolved shall be submitted for final determination to Deloitte or such other independent accounting firm of national repute agreed to by the Parties (the “Independent Accounting Firm”). The Independent Accounting Firm shall, based solely on the documents and presentations made by the Buyer and the Seller and within thirty (30) days after the disputed matters are submitted to it, render a written report as to the resolution of each disputed matter set forth in the Notice of Objection that remains unresolved, and as to the Closing Net Working Capital Statement and the calculation of the Closing Net Working Capital. The Independent Accounting Firm shall have exclusive jurisdiction over and the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to any disputes arising out of or relating to the Closing Net Working Capital Statement and the calculation of the Closing Net Working Capital. The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of law. The Independent Accounting Firm’s fees and expenses shall be borne equally by the Buyer and the Seller.

(iii) For purposes of this Agreement, the final and binding Closing Net Working Capital Statement and Closing Net Working Capital shall be those set forth in the Net Working Capital Documents, after giving effect to any adjustments thereto agreed to by the Buyer and the Seller and to the resolution of any disputed matters by the Independent Accounting Firm pursuant to Section 2.3(c)(ii).

(d) Post-Closing Payment. Promptly (but not later than five (5) Business Days) after the final and binding determination of the Closing Net Working Capital as set forth in Section 2.3(c)(iii):

(i) if Closing Net Working Capital is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced by the amount by which the Closing Net Working Capital is less than the Estimated Net Working Capital and the Seller shall pay by wire transfer to an account designated by the Buyer such amount.

(ii) if Closing Net Working Capital is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased by the amount by which the Closing Net Working Capital is greater than the Estimated Net Working Capital and the Buyer shall pay by wire transfer to an account designated by the Seller such amount.

2.4 Prorations.
(a) Contractual Payments and Collections.

(i) all fees, rent, water, gas, electricity and other utilities; local business or other license fees, to the extent assigned; Property Taxes prorated pursuant to Section 8.4(b);, and other charges payable with respect to the Purchased Assets, including contractual payment obligations under the Assumed Contracts (collectively, the “Payables”) shall be prorated between Seller, on the one hand, and Buyer, on the other hand, effective as of the Effective Time with Seller being responsible for all Payables related to the period prior to but excluding the Closing Date and Buyer being responsible for all Payables related to the period on and after the Closing Date. At Closing, the Net Working Capital shall be (A) increased by the pro-rated amount of all such Payables made by Seller prior to Closing that are attributable to Buyer’s period of ownership of the Purchased Assets, and (B) decreased by an amount equal to the pro-rated amount of any such payment obligations assumed by Buyer that are attributable to Seller’s period of ownership of the Purchased Assets. The parties shall use commercially reasonable efforts to cause utility meter readings to be determined as of the Effective Time or as close thereto as reasonably practicable; provided, however, that if a party’s proration for a particular amount owed under this Section 2.4(a)(i) cannot be determined due to the unavailability of the necessary information on the appropriate invoice or remittance statement, then the proration shall be calculated on a per day basis using the number of days in the respective party’s period of ownership of the Purchased Assets. In determining whether a payment to a third party pursuant to any Assumed Contract is attributable to Buyer’s period of ownership or the Seller’s period of ownership, the parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each party; provided, however, there shall be a rebuttable presumption that any work performed, services provided or goods delivered prior to the Closing Date are for the benefit of Seller, and any work performed, services provided or goods delivered on or after the Closing Date are for the benefit of Buyer.

(ii) If Buyer receives any funds or other property that belongs to Seller, or vice versa, then the receiving party shall hold such funds and property in trust for the benefit of the rightful party and shall promptly forward such funds or property to the rightful party. It is the intention of the parties that Seller shall receive all income, rentals, fees and other revenues (including any under Assumed Contracts) attributable to Seller’s period of ownership and operation of the Purchased Assets, and Buyer shall receive all income, rentals, fees and other revenues (including any under Assumed Contracts) attributable to Buyer’s period of ownership and operation of the Purchased Assets.

2.5 Purchase Price Allocation. As promptly as practicable, but not later than 90 days after the Closing Date, Buyer and Seller shall exchange their respective schedules allocating the Purchase Price (plus Assumed Liabilities, to the extent taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code (as to each of Buyer and the Seller, the “Allocation”). Buyer and Seller will make reasonable efforts to agree their respective Allocations for purposes of the preparation, filing and audit of any Tax Return (including the filing for Form 8594); provided, however, nothing in this Agreement shall require Buyer and Seller to agree to a common Allocation.

Article III CLOSING

3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Green Plains Inc., in Omaha, Nebraska, or (b) remotely by exchange of documents and signatures (or their electronic counterparts), in either case unless another place is agreed to in writing by the parties to this Agreement, at 10:00 a.m., local time, on the second Business Day after all of the conditions to Closing set forth in Article IX are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

3.2 Closing Deliverables.
(a) At the Closing, the Seller shall deliver to the Buyer the following:

(i) one or more bills of sale in a customary form reasonably acceptable to the Buyer and duly executed by the Seller, transferring the tangible personal property included in the Purchased Assets to the Buyer;

(ii) one or more assignment and assumption agreements in a customary form reasonably acceptable to the Buyer (the “Assignment and Assumption Agreement”) and duly executed by the Seller, effecting the assignment to and assumption by the Buyer of the intangible Purchased Assets and the Assumed Contracts;

(iii) with respect to each parcel of Owned Real Estate, a special warranty deed in a customary recordable form reasonably acceptable to the Buyer and duly executed and notarized by the Seller;

(iv) with respect to the Intellectual Property included in the Purchased Assets, one or more intellectual property assignment agreements in a customary form reasonably acceptable to the Buyer and duly executed by the Seller;

(v) the Seller Closing Certificate;
(vi) the certificate of the Secretary or Assistant Secretary of the Seller required by Section 9.2(d);
(vii) the FIRPTA Certificate;
(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement;
(ix) a duly executed counterpart to the Transition Services Agreement substantially in the form of Exhibit D (the “Transition Services Agreement”);
(x) the Seller Guaranty; and
(xi) such other documents, affidavits or instruments as may be reasonably required by the Title Company in order to cause the Title Company to issue the Title Policy for the Real Estate.
(b) At the Closing, the Buyer shall deliver to the Seller the following:

(i) The Closing Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Buyer no later than two (2) Business Days prior to the Closing Date;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;
(iii) the Buyer Closing Certificate;
(iv) the certificate of the Secretary or Assistant Secretary of Buyer required by Section 8.3(c);
(v) a duly executed counterpart to the Transition Services Agreement;
(vi) the Buyer Guaranty;
(vii) the CCS Note, duly executed by the Buyer; and
(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Agreement.
Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLER

The following representations and warranties are subject to the information specifically set forth in this Agreement and in the relevant Schedules. Any information disclosed in the Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by Seller for purposes of each other Section of this Agreement to which such disclosure is relevant to the extent that such information is reasonably apparent on its face to be applicable to such other Section. Certain information reflected in the Schedules are not matters required by this Agreement to be disclosed and such disclosure does not imply that such information is material or would have a material adverse effect on the Seller (or set any standard of what constitutes materiality or a material adverse effect) or that such information is responsive to the representations or warranties. Seller hereby represents and warrants to the Buyer that the following statements are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

4.1 Organization and Qualification. Seller is duly organized and validly existing under the laws of the jurisdiction of its formation. Seller has the limited liability company power to own its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction (other than the jurisdiction in which it is organized) in which it carries on its business or owns, leases or subleases property, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a material adverse effect on the Seller. Schedule 4.1 contains a true and complete list of each jurisdiction in which Seller is qualified to transact business.

4.2 Subsidiaries; Investments. Seller does not have any Subsidiaries. Except as set forth on Schedule 4.2, Seller does not have any direct or indirect ownership, equity or voting interest in any Person or Control of any Person.

4.3 Due Authorization; No Conflicts; Consents.

(a) Enforceability; Authority. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity). Each Transaction Document executed by Seller as of the date hereof has been, and each Transaction Document to be executed by Seller will be upon execution, duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of each such Transaction Document by the other party or parties thereto, each such Transaction Document is, or upon execution and delivery by Seller will be, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity). Seller has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the applicable Transaction Documents by the Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller.

(b) No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of 13 the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the articles of organization or operating agreement of Seller; (ii) result in a violation or breach of any provision of any Law or Order applicable to Seller or the Purchased Assets; (iii) except as set forth in Schedule 4.3(b), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the case of clause (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to materially impede or delay the Closing or the ability of Seller to fulfill its obligations hereunder or under the other transaction documents or the Closing; (iv) trigger the right of any Person to acquire all or any part of the Purchased Assets or any interest or rights therein; or (v) result in the creation or imposition of any Lien on any of the Purchased Assets, except for Permitted Liens.

(c) Consents. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such as may be required under the RFS Program related to the transfer of the RIN Pathway.

4.4 Title to Assets. The Seller Group has, and immediately prior to the Closing the Seller will have, good and valid title to the tangible personal property, other than leased personal property, included in the Purchased Assets, free and clear of all Liens, except for Permitted Liens. Schedule 1.1(f) lists all assets comprising the Ethanol Plant as of the Effective Date, other than the Excluded Assets. At the Effective Time, Seller will convey to Buyer and Buyer will then acquire, good, marketable and valid title to or valid and subsisting leasehold interests in, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens and Liens that will be discharged by Seller on or prior to the Closing).

4.5 Real Property; Availability of Assets; Leases.

(a) Good Title.  Schedule 1.1(d) and Schedule 1.1(e), respectively, identify all of the Owned Land and Leased Real Property owned or leased by the Seller Group and used or held for use in the operation of the Business. The Seller Group owns, and immediately prior to the Closing the Seller will own the Owned Real Estate, free and clear of any and all Liens, except for Permitted Liens. With respect to each Real Property Lease pursuant to which a member of the Seller Group is a lessee or sublessee, the Seller Group owns and immediately prior to the Closing, the Seller will own the lessee’s interests in all the Leased Real Property described in such Real Property Lease, free and clear of any and all Liens, except for Permitted Liens. Except as set forth on Schedule 4.5(a), Seller has not granted any oral or written right to any person to lease, sublease, license or otherwise use or occupy any of the Owned Land or Leased Real Property. There are no pending or, to the Knowledge of Seller, threatened condemnation actions affecting the Owned Land. Subject to any minor differences that may be reflected in a metes and bounds survey, the legal descriptions for each parcel of Owned Land contained in the deed therefor describe such Owned Land correctly in all material respects.  Seller has delivered true, complete and correct copies of all leases of Leased Real Property to Buyer.

(b) Condition. The use and operation of the Real Estate by the Seller materially conforms to all applicable building, zoning, safety, and other laws, statutes, ordinances, rules, regulations, codes, licenses, Permits, and all other restrictions and conditions. The Seller has not received written notice from any Governmental Authority relating to (i) violations of building, zoning, safety and fire ordinances or regulations which are not remedied or uncorrected; (ii) claims of any material defect or deficiency with respect to any of such properties which are not remedied or uncorrected; or (iii) requests for the performance of any repairs, alterations or other work reasonably expected to cost more than $100,000 in any single instance or $250,000 in the aggregate of all such instances to the Real Estate, other than any which the Seller has remedied or corrected. To the Knowledge of Seller, Seller’s use and operation of the Real Estate is in compliance with, and Seller has obtained, all Permits and approvals required by each Governmental Authority with jurisdiction over the Real Estate and Seller.

(c) Availability of Assets. Except as set forth in Schedule 4.5(c), the Real Estate together with other assets owned, leased or subleased by the Seller constitute all the material assets and properties used in, or necessary for, the operation of the Business and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

(d) Leases. To the Knowledge of Seller, (i) Seller is not in default or breach under any Real Property Lease and no other party thereto is in default or breach under any Real Property Lease, except in each case for such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and (ii) there are no claims affecting any such Real Property Lease of which Seller has received written notice that would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(e)  Utilities. Except as set forth on Schedule 4.5(e), (i) all water, gas, electric, drainage and other utility facilities serving the Real Estate are operational and are connected to public utility lines and located within lands dedicated to the public use or, in the case of private wells and septic systems, the same are on land owned or leased pursuant to a lease by Seller which is an Assumed Contract or within prior and indefeasible recorded easements for such purpose, (ii) such utility services are adequate (including as to capacity) for the use and operation of the Ethanol Plant as presently used and operated, (iii) water currently available for use at the Ethanol Plant is adequate in quantity and quality for the use and operation of the Ethanol Plant as presently used and operated, (iv) no other utility facilities are necessary to operate the Ethanol Plant as it is currently operated, and (v) no fees, connection charges or assessments are due and payable for the installation, operation or use of any sewer, drainage, water runoff or dry well facilities at the Real Estate.

4.6 Intentionally Deleted.

4.7 Inventories. The Inventories of the Seller consist of a quality and quantity that are usable and salable at normal profit margins and within customary time periods in the Ordinary Course of Business, contain no amount of slow-moving, obsolete or damaged items or materials in excess of reserves set forth on Schedule 4.7, and are owned free and clear of Liens other than Permitted Liens. None of the Inventories have been consigned to others, nor are any inventories consigned to Seller. Except as set forth in Schedule 4.7, no Inventory of Seller is located at a location other than the Real Estate or with a common carrier in transit to or from a vendor or customer, and no Inventory of another Person is located on the Real Estate.
4.8 Intellectual Property.

(a) Schedule 4.8 sets forth a complete and accurate list of all Plant Specific Intellectual Property as well as any other Intellectual Property owned or purported to be owned by the Seller and used in the Business. Seller owns all right, title and interest in all Plant Specific Intellectual Property that is not licensed pursuant to an Assumed Contract. Seller owns or has a defensible right to use all Plant Specific Intellectual Property described in Schedule 4.8, but Buyer acknowledges that Seller’s defensible right to use certain Intellectual Property and know-how material other than the Plant Specific Intellectual Property to conduct the Business as it is currently conducted by Seller is based in part upon licenses granted to Seller set forth in the Excluded Contracts listed in Schedule 1.2(c), which licenses are not transferred as part of this Agreement, and Seller makes no representation or warranty that Buyer can use any Intellectual Property other than the Plant Specific Intellectual Property without the licenses granted to Seller set forth in the Excluded Contracts listed in Schedule 1.2(c). Except for claims received by the Seller that resulted in licenses referenced in the Excluded Contracts set forth in Schedule 1.2(c), Seller has not received written notice that its right to use the know-how and trade secrets material and other Intellectual Property used in the Business to conduct the Business as it is currently conducted is not valid or infringes any third party’s Intellectual Property or rights. To the Seller’s Knowledge, no use or possession by the Seller of any Plant Specific Intellectual Property or the operation of the Business has infringed or does infringe the Intellectual Property or other rights of any party or constitute unfair competition. The Plant Specific Intellectual Property used by the Seller, along with the Intellectual Property licensed to Seller in the Excluded Contracts set forth in Schedule 1.2(c), is sufficient Intellectual Property for the operation of the Business as it is currently conducted. To the extent Seller uses Plant Specific Intellectual Property licensed from a third party in the operation of the Business as it is currently conducted, Seller has used reasonable, good faith efforts, which efforts may include, but are not limited to, seeking warranties of ownership or the right to license or provide such Plant Specific Intellectual Property, or an indemnification by such third party against infringement arising from the possession or use of such licensed Plant Specific Intellectual Property by Seller, to obtain verification that the party providing or licensing such Plant Specific Intellectual Property has the right to so provide or license such Plant Specific Intellectual Property. The Seller complies in all material respects with the terms, conditions and obligations contained in any Contracts or licenses conveying or granting the Seller rights to use, modify, sell or license Plant Specific Intellectual Property. To the Seller’s Knowledge, no actions by any third party infringe upon any of the Seller-owned Plant Specific Intellectual Property described in Schedule 1.1(g). The Plant Specific Intellectual Property will be available for use by Buyer and its Affiliates immediately after the Closing Date on the same terms as those under which the Seller owned or used the Plant Specific Intellectual Property prior to the Closing Date and without requiring any additional payment or consideration by Buyer.

(b) All applicable fees, royalties and payments relating to the Plant Specific Intellectual Property due and payable by Seller or its Affiliates to any licensors of such Plant Specific Intellectual Property have been paid (and are not in any grace or extension period).

(c) Schedule 4.8 sets forth a complete and accurate list and summary description of all Net Names registered with a domain name registrar. To the Seller’s Knowledge, no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and no such action is threatened with respect to any Net Name.

(d) The Seller owns or has a valid and defensible right to use the manuals, policies, procedures, customer lists, personal information or other data, information and documents that are material to or used in the operation of the Business as it is currently conducted.

4.9 Material Contracts and Other Descriptions and Lists. Schedules 4.9(a) – (b) identify the following:
(a) Contracts. For purposes of this Agreement, a “Material Contract” means, with respect to the Business, all of the Assumed Contracts as well as any of the following:

(i) any Contract for the purchase of services, materials, supplies or equipment that involved the payment of more than $250,000 annually with respect to such Contract where performance has not been completed;

(ii) any Contract for the sale of goods or services that involved payment of more than $250,000 annually with respect to such Contract where performance has not been completed;

(iii) any distributor, dealer, sales agency or consultant Contract that involves the payment of more than $250,000 in 2020 or beyond December 31, 2020 and that is not otherwise described in another subsection of this Section 4.9(a);

(iv) any Contract for a term greater than one year and which cannot be cancelled by a Seller or its Affiliates upon sixty (60) days or less notice without penalty or liability of any kind;
(v) any guarantee by a Seller of the obligations of customers, suppliers, officers, directors, employees, Affiliates or other Persons;
(vi) any Contract under which Seller has agreed to indemnify any third Person with respect to, or to share, a Liability relating to Taxes of any third Person;

(vii) any lease or similar agreement under which (i) Seller is lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third Person for an annual rent in excess of $100,000 or (ii) the Seller is the lessor of, or makes available for use by any third Person, any tangible personal property it owns for an annual rent in excess of $100,000;

(viii) any Contract with any Governmental Authority that involves the payment of more than $100,000 annually with respect to such Contracts where performance has not been completed;

(ix) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any material obligations of Seller remains outstanding;

(x) all leases, subleases and licenses of real property and other agreements for or relating to the use and/or occupancy of real property, subordination and non-disturbance agreements and estoppel certificates) currently in effect;

(xi) any partnership, joint venture or other similar agreement or arrangement;

(xii) any Contract that grants a right of first refusal, first or last look, right of first offer, preemption right or any similar right with respect to any of the Purchased Assets, the Ethanol Plant or the Business;

(xiii) any Contract, that is in the nature of an exclusive dealing contract, output contract or requirements contract; and
(xiv) any Contract not made in the Ordinary Course of Business which involves the payment of more than $250,000 in 2020 or beyond the Closing Date.
(b) Powers of Attorney. The names of all Persons holding powers of attorney from the Seller and a summary statement of the terms thereof.

4.10 Performance of Contracts, Etc.. Except as set forth in Schedule 4.10, none of the Seller or any of its Affiliates is in breach or violation of, or in default under, any Material Contract. To the Seller’s Knowledge, all Material Contracts are currently in full force and effect and enforceable in accordance with their terms. To the Seller’s Knowledge, all Material Contracts will continue in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent of any other Person, except as set forth in Schedule 4.3(b). To the Seller’s Knowledge, the Seller or its Affiliates have fulfilled and performed in all material respects their respective obligations under each Material Contract and are not, and have not been alleged to be, in breach or violation of, or in default under, any Material Contract. To the Seller’s Knowledge, the other parties to each Material Contract have fully complied in all material respects with their obligations thereunder and are not in material breach or violation thereof. The Seller is not currently renegotiating any Material Contract (except in the Ordinary Course of Business) or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each Material Contract have been made available to the Buyer by the Seller.

4.11 Litigation. Except as set forth on Schedule 4.11, there is no pending or, to the Seller’s Knowledge, threatened Proceeding (i) by or against Seller or any of the assets owned or used by Seller; or (ii) that challenges the transaction contemplated by this Agreement and the Transaction Documents. To the Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.12 Compliance with Laws or Orders. Except as set forth in Schedule 4.12, neither the Seller nor its assets or business are the subject of or bound by any Order. Seller is in compliance in all material respects with all applicable Laws and Orders. To the Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a material violation of or material failure to comply with any term or requirement of any Laws or Orders.

4.13 Environmental Compliance.

(a) Compliance. Except as set forth in Schedule 4.13(a), to the Seller’s Knowledge the Seller, Business, and the Purchased Assets are, and at all times in the past have been, in material compliance with all Environmental Laws. Seller has obtained all Permits that are necessary or required under Environmental Laws in connection with the operation of the Business, all such Permits are current and with respect to the operation of the Ethanol Plant prior to Closing, any applications to extend, renew and continue such Permits have been timely submitted to the Governmental Authority with jurisdiction. Seller, the Business, and the Ethanol Plant are in material compliance with such Permits. Since January 1, 2018, and except as set forth in Schedule 4.13(a), none of Seller, its Affiliates, the Business or the Ethanol Plant have received any notice, directive, violation report, Order or charge asserting any violation of any Environmental Law or violation of any Permit.

(b) Claims for Remediation or Harm. Except as set forth in Schedule 4.13(a), neither Seller nor any of its Affiliates have received from any Governmental Authority or any other Person any claim, demand, directive, Order or request to investigate, restore, repair, clean up or otherwise remediate, or to contribute to the costs of investigating, restoring, repairing, cleaning up or otherwise remediating the Real Estate, or for personal injury, death, or other harm alleged to be associated with, resulting from, or caused by the Business or the Ethanol Plant or any activities associated with the Ethanol Plant .

(c) No Releases. Except as set forth in Schedule 4.13(c), to the Seller’s Knowledge, neither Seller nor any of its Affiliates, or anyone acting on their behalf, has disposed of, spilled, discharged, released or exposed any Person to any Environmental Materials, on, at, in or under the Real Estate.

(d) Documents. To the Seller’s Knowledge, Seller has made available to Buyer true, correct and complete copies of all (i) environmental plans, reports, inspections, investigations, and studies associated with the operation of the Business and Ethanol Plant; (ii) environmental audits, reports, lab data, boring logs, tables, surveys, assessments, studies and investigations that have been undertaken with the Business or the Real Estate; (iii) Permits and other documents required by Environmental Laws; (iv) documents evidencing compliance with Environmental Laws; (v) communications to or from any Governmental Authority regarding environmental compliance and/or Environmental Liability of the Business or the Ethanol Plant; and (vi) actions made by any Governmental Authority or any Third Party regarding the operation of the Business and Ethanol Plant and any other Real Estate, including actions for personal injury and property damage, in each case, to the extent received, made, filed or undertaken during the pendency of Seller’s ownership of the Ethanol Plant.

4.14 Taxes. Except as set forth in Schedule 4.14,

(a) All Tax Returns required to be filed by Seller or with respect to the Business or any Purchased Assets have been timely filed. All Tax Returns filed or required to be filed by Seller or with respect to the Business or any Purchased Assets are correct and complete in all material respects. Except as set forth in Schedule 4.14, such Tax Returns have been examined by the appropriate Governmental Authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired and all deficiencies asserted or assessments made as a result of any such examination have been paid in full. All Taxes due and owing (or claimed to be due and owing by a Governmental Authority) by Seller or its Affiliates with respect to the Business or the Purchased Assets have been timely paid. Neither Seller nor its Affiliates with respect to the Business or the Purchased Assets are currently the beneficiary of any extension of time within which to file any Tax Return. Neither Seller nor any of its Affiliates has received written notice that any claim is outstanding by a Governmental Authority in a jurisdiction where Seller or its Affiliates have never filed Tax Returns that the Seller or its Affiliates are or may be subject to taxation by that jurisdiction with respect to the Business. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets or the Business.

(b) Seller has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c) No Tax audits or administrative or judicial Tax proceedings are proposed or threatened, in writing, or are pending or being conducted with respect to the Seller or its Affiliates related to the Purchased Assets or the Business. Neither Seller nor any of its Affiliates have received within the last three (3) years from any Governmental Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by such Governmental Authority against Seller or its Affiliates related to the Purchased Assets or the Business.

(d) Neither Seller nor any of its Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect related to the Purchased Assets or the Business.

(e) Neither Seller nor any of its Affiliates will have any liability under any Tax Sharing Arrangement or Tax indemnity arrangement on or after the Closing Date related to the Purchased Assets or the Business.

(f) Neither Seller nor any of its Affiliates has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations) or similar provision of Law.

4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) contains a list of each Benefit Plan. Seller has made available to Buyer a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) of the plan documents, summary plan descriptions, and any other material written communications from Seller to Employees for each Benefit Plan.

(b) Except as set forth in Schedule 4.15(b), each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(c) Buyer’s acquisition of the Assets will not cause Buyer or any of its Affiliates to incur any liability under Title IV of ERISA or Section 412 of the Code.
4.16 Employee Relationships.

(a) Except as set forth in Schedule 4.16, no Employee is a party to any employment or other agreement that entitles him or her to compensation or other consideration (i) as a result of the consummation of the transactions contemplated by this Agreement or (ii) in consideration for such Employee’s continuation of employment with Seller or its Affiliate for a specified period of time.

(b) To the Knowledge of Seller, no director, manager, officer, employee or independent contractor of Seller is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties for Buyer or with respect to the Business, (ii) could adversely affect the ability of Seller or (following the Closing) of Buyer to conduct the Business, or (iii) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than Seller.

(c) No labor organization (whether certified or not) represents or purports to represent any Employees for purposes of collective bargaining or their employment with Seller. The Seller has no Knowledge of any person or entity currently seeking, or having sought during the last five (5) years, the support of any of the Employees to designate a collective bargaining representative for any group of Employees. There is no current or threatened labor strike, dispute, slow-down or work stoppage against or involving the Seller or any Employees.

(d) Seller (i) is and has been in compliance with all applicable Laws that relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational safety and health, immigration, collective bargaining, other employment terms and conditions and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) and similar state and local Laws), and (ii) is not and has not been liable for any arrears of wages, other compensation or any Taxes or penalties for failure to comply with any of the foregoing.

(e) To the Seller’s Knowledge, there is no material misrepresentation contained in any documentation provided by any employee of the Seller in connection with any immigration filings made with the U.S. Citizenship and Immigration Services or the U.S. Department of Labor. To the Seller’s Knowledge, the Seller and its Affiliates have complied in all material respects with all regulations as they relate to immigration and/or the verification of immigration/employment status, all Employees have completed I-9 forms, and Seller has retained such forms in accordance with the requirements of applicable immigration Laws. The Seller and its Affiliates have complied with immigration and the labor Laws related to their employees and independent contractors performing services for the Seller or any of its Affiliates outside of the United States.

(f) To the Seller’s Knowledge, all individuals characterized and treated by the Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws pertaining to labor and employment and related to the ownership and operation of the Purchased Assets or the Business.

(g) All wages, severance, commissions, incentive pay and bonuses earned and payable to Employees and contractors for services performed on or prior to the Effective Date have been paid in full or will be paid as soon as reasonably practicable hereafter.

4.17 Events Subsequent to December 31, 2019. Except as set forth on Schedule 4.17, and except for the transactions contemplated by and related to this Agreement, since December 31, 2019, the Seller has conducted the Business in the ordinary course and in conformity with past practice and there has not been:

(a) any event, occurrence or development that has had or is reasonably likely to have a material adverse effect on Seller or the operation of the Business;

(b) any material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or the business, operations or financial condition of Seller, taken as a whole;

(c) any incurrence, assumption or guarantee of any Indebtedness for borrowed money except (A) unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice, or (B) any Indebtedness to be retained by Seller as an Excluded Liability;

(d) any transaction or commitment made or any Contract entered into by Seller relating to the Purchased Assets (including the acquisition or disposition of any assets) or any relinquishment by Seller of any Contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(e) any actual, pending or to the Knowledge of Seller, threatened change that could reasonably be expected to result in a material deterioration in the relationship with any material customer or supplier of the Ethanol Plant;

(f) the creation or other incurrence by Seller of any Lien on any Purchased Asset or any other asset relating to the Ethanol Plant other than Permitted Liens except as set forth in Schedule 4.17(f);

(g) any cancellation, suspension, delinquency or loss of any Permit;

(h) with respect to any Transferred Employee, any (i) establishment of any bonus, employment, severance, deferred compensation, retirement or other employee benefit plan (or any amendment, modification or termination to any such existing agreement), (ii) grant of any severance, change of control, retention or termination pay, or (iii) increase or change to the rate or nature of the compensation (including wages, salaries and bonuses) payable to any Transferred Employee, except as may be required by Law or existing Contracts or in connection with annual merit increases in the Ordinary Course of Business ;

(i) any receipt by Seller of any written notice of a material violation, Proceeding or Liability under Environmental Laws related to the Ethanol Plant or the Purchased Assets;
(j) any action taken (or omitted) or event or circumstance that if taken (or omitted) or occurring after the date hereof would violate Section 6.1 in any material respect; or
(k) any agreement to do any of the foregoing.

4.18 Brokerage. Except as described on Schedule 4.18, neither the Seller nor any Person on its behalf has incurred, or made commitments for, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

4.19 Insurance.  Schedule 4.19 sets forth a list of all policies or binders of insurance maintained, owned or held by or for the benefit of Seller or the Business on the date hereof. Seller has complied with each such insurance policy and has not failed to give any notice or present any claim thereunder in a due and timely manner. Seller has not cancelled or received written notice of any material increase of the premiums with respect to or default, termination or cancellation of, such insurance without replacement thereof. During the two (2)-year period immediately preceding the Closing Date, there have not been any actions (other than health insurance claims, and workers’ compensation claims in the nature and quantity, and for amounts, historically experienced in connection with the operation of the Ethanol Plant) under any of such policies relating to the operation of the Purchased Assets as to which any insurance carrier is denying liability or defending, questioning or disputing under a reservation of rights. Seller shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.

4.20 Permits.

(a) To the Seller’s Knowledge, the Seller owns, holds or possesses all material Permits from a Governmental Authority that are necessary to entitle the Seller to operate and conduct the Business substantially as currently conducted. Schedule 4.20(a) sets forth a list of all of the Permits. Complete and correct copies of all of the Permits have been made available to the Buyer by the Seller.

(b) To the Seller’s Knowledge, the Seller has fulfilled and performed its obligations under each of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might adversely affect the rights of a Seller under any such Permit. Except as set forth in Schedule 4.20(b), no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received since January 1, 2020 by, or is known to, the Seller. To the Seller’s Knowledge, each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing.

4.21 All Necessary Assets. Except for the Excluded Assets, the Purchased Assets constitute all of the assets which are used in, and all of the assets which are necessary for, the conduct of the Business as presently conducted.

Article V REPRESENTATIONS OF THE BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization and Qualification. The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Buyer has the power to own its properties and to carry on its business as now being conducted. The Buyer is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction (other than the jurisdiction in which it is organized) in which it carries on its business or owns, leases or subleases property.

5.2 Due Authorization; No Conflicts; Consents.

(a) Enforceability; Authority. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity). Each Transaction Document executed by the Buyer as of the date hereof has been, and each Transaction Document to be executed by the Buyer will be upon execution and delivery, duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery of each such Transaction Document by the other party or parties thereto, each such Transaction Document is, or upon execution and delivery by the Buyer will be, the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors generally and by general principles of equity (whether in a proceeding at law or in equity). The Buyer has the power and authority to execute and deliver this Agreement and the applicable Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the applicable Transaction Documents by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Buyer.

(b) No Conflict. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the articles of organization or operating agreement of the Buyer; (ii) result in a violation or breach of any provision of any Law or Order applicable to the Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Buyer is a party, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(c) Consents. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such other consents, approvals, Permits, Orders, declarations, filings or notices which would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and thereby.

5.3 Brokerage. The Buyer has not incurred, or made commitments for, any brokerage, finders’ or similar fee or commission in connection with this Agreement.

5.4 Financial Ability. The Buyer has, and will have on the Closing Date, sufficient cash on hand from the Buyer’s or its Affiliates’ immediately available internal funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to pay the Closing Amount.

5.5 No Litigation. There are no Proceedings pending or, to the Buyer’s Knowledge, threatened against the Buyer, or its properties or businesses, that could reasonably be expected to restrict the ability of the Buyer to consummate the transactions contemplated hereby and otherwise perform hereunder.

Article VI COVENANTS OF THE SELLER
6.1 Conduct of Business Prior to Closing.

(a) From the date hereof until the Closing, except as set forth on Schedule 6.1(a), otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct its Business in the Ordinary Course of Business in compliance with all applicable Laws; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(i) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets; timely file all reports, applications and other documents pertaining to the operation of the Ethanol Plant and the Purchased Assets that are required to be filed with any Governmental Authority; and at all times from the Effective Date to and including the Effective Time operate the Ethanol Plant and the Purchased Assets in all material respects in accordance with the Permits;

(ii) pay the debts, Taxes and other obligations of the Business when due;
(iii) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(iv) continue in full force and effect without modification all insurance policies, except as required by applicable Law;
(v) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(vi) perform all of its obligations under all Material Contracts;
(vii) maintain the Records in accordance with past practice; and
(viii) comply in all material respects with all Laws and Orders applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

(b) Except (i) as set forth in Schedule 6.1(b), (ii) as expressly provided in this Agreement, or (iii) as otherwise consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld or delayed), from the Effective Date until the Closing, the Seller shall not, with respect to the Purchased Assets:

(i) acquire, whether by merger or consolidation, by purchasing an equity interest or assets, or license or lease, any assets, properties, rights or businesses from any Person which assets, properties, rights or businesses would be included in the Purchased Assets, other than acquisitions of inventory, parts, services, supplies, equipment and immaterial assets in the ordinary course of business consistent with past practice or as required under any Assumed Contracts;

(ii) (A) sell, assign, lease, transfer, license, or otherwise dispose of or relocate any Purchased Assets, except pursuant to the terms of any Assumed Contract or in the Ordinary Course of Business consistent with past practice, or (B)

mortgage, pledge or encumber any Purchased Assets, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon;
(iii) enter into, terminate, amend or modify any Material Contract that is an Assumed Contract other than in the Ordinary Course of Business consistent with past practice;

(iv) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect Buyer or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person.

(v) Except as set forth on Schedule 6.1(b), commencing any new capital projects or making any additional commitments for capital expenditures relating to the Business in excess of $200,000 in the aggregate costs unless Seller remains solely liable for any such costs and expenditures not fully paid by Closing;

(vi) institute or cause any increase in salaries or compensation or severance for the Employees, other than annual merit increases in the Ordinary Course of Business consistent with past practice, or increase, enhance or accelerate any rights or benefits under or enter into, amend, terminate or adopt any Benefit Plan for the Employees, other than as required by any such Benefit Plan or as required by applicable Laws; not enter into, renew or allow the renewal of or amend or modify any employment or consulting agreement or other Contract or arrangement with respect to the performance of personal services for any Employee without Buyer’s prior written consent;

(vii) hire any new employees, agents or consultants without Buyer’s prior written consent;

(viii) cease to operate the Ethanol Plant prior to Closing or materially reduce production at the Ethanol Plant prior to Closing, except to the extent that such actions are conducted in the ordinary course of business consistent with Seller’s past practices, market conditions or as otherwise required by Law or resulting from a Casualty; or

(ix) agree or commit to do any of the foregoing.

6.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Effective Time. Prior to the Effective Time, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business and its assets and operations.

6.3 Access to Information. From the date hereof until the Closing, upon reasonable notice and during normal business hours, the Seller shall afford the officers, employees, accountants, counsel, financial advisors, agents, consultants and other representatives of the Buyer reasonable access to, and permit them to make such reasonable inspections as they may reasonably require of, such of its properties (including the right to conduct a Phase I Environmental Site Assessment), Contracts, books and records (including Tax records, Tax Returns and accounting records), officers, employees, customers and vendors as the Buyer may reasonably request, and the Seller shall furnish and cause the Seller Group, as applicable, to furnish, promptly to the Buyer all information concerning the Business as the Buyer may reasonably request, including copies of all permit applications for the Purchased Assets which may have been compiled and submitted by members of the Seller Group and information concerning the properties of the Business. The Seller shall only be required to provide such access and furnish such information to the extent that it would not violate applicable Laws. The Buyer will treat any such information in accordance with the provisions of the Confidentiality Agreement. With respect to the Spares, Buyer shall have the right prior to Closing, along with the Seller to inspect and verify the inventory of Spares to confirm it is accurate in all material respects.

6.4 Conditions and Closing. The Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Sections 9.1 and 9.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Subject to the satisfaction of all other conditions at the Closing, the Seller shall execute and deliver (or cause to be executed and delivered) all agreements and documents relating to the Seller as set forth in Section 9.2. The Seller shall use its commercially reasonable, good faith efforts to not take any action, or enter into any transaction, that would cause any of the Seller’s representations or warranties contained in this Agreement to be untrue or inaccurate or result in a breach of any covenant made by it in this Agreement.

6.5 Approvals and Consents of Third Parties. The Seller has indicated (i) on Schedule 4.3(b) Part 1, the consents that will be required to be obtained by the Seller from any Third Party (other than a Governmental Authority) prior to the Closing, (ii) on Schedule 4.3(b) Part 2, the consents that Seller will use reasonable, good faith efforts to obtain from any Third Party (other than a Governmental Authority) prior to the Closing (each, as so indicated, a “Required Consent”). Consistent with Section 1.5, the Seller shall use its reasonable, good faith efforts to obtain all Required Consents, in form and substance reasonably satisfactory to the Buyer, prior to the Closing and will cooperate with the Buyer to obtain any approvals and consents required to be obtained by the Buyer. Notwithstanding the foregoing, the Seller shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any Required Consent except with the prior written consent of the Buyer.

6.6 Notification of Changes. Seller will promptly advise the Buyer in writing of (i) any event occurring or not occurring subsequent to the date of this Agreement but before the Closing Date that is reasonably likely to (a) render any representation or warranty of the Seller contained in Article IV untrue or inaccurate in any material respect or (b) cause any covenant, condition or agreement of the Seller contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any Proceeding that is threatened, brought, asserted or commenced against the Seller that would have been listed in Schedule 4.11 if such Proceeding had arisen prior to the date hereof, (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any material default under any Material Contract or event that, with notice or lapse of time or both, would become such a default on or prior to the Closing Date.

6.7 Supplement to Disclosure Schedules. Until the seventh (7th) Business Day prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the disclosure schedules relating to Article IV hereto solely with respect to any matter first arising after the Effective Date (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.2 have been satisfied; provided,  however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 10.2 with respect to such supplement or amendment set forth in the Schedule Supplement.

6.8 Governmental Approvals. During the period prior to the Closing Date, the Seller shall use its commercially reasonable, good faith efforts and cooperate with the Buyer in attempting to obtain any consents and approvals of Governmental Authorities required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions in Article IX;  provided, that the Seller shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any such consents or approvals except with the prior written consent of the Buyer.

6.9 Release of Liens. The Seller shall on or prior to the Closing Date deliver to the Buyer such documents as are necessary to terminate and release all Liens on the Purchased Assets except for Permitted Liens, which documents shall be in form and substance acceptable to the Buyer and shall include without limitation, all documents necessary to terminate of record any such Liens.

6.10 Carve-Out Tracts.  Schedule 6.10 sets forth a list of land, tanks and other improvements that Seller previously transferred or conveyed to one or more of Seller’s Affiliates and are used in connection with or necessary for the operation of the Business (the “Carve-Out Tracts”). Prior to Closing, Seller agrees, at its sole cost and expense, to re-acquire good and marketable title to the Carve-Out Tracts free and clear of all Liens except for the Permitted Liens for use in the operation of the Business, and such Carve-Out Tracts shall be included in the Purchased Assets to be sold to Buyer hereunder.

6.11 Shipment of Stored Grain.  Within 90 days following the Effective Date, Seller shall have sold and shipped all grain from the grain storage bins that is owned by Seller as of the Effective Date (the “Stored Grain”).  Buyer will provide labor to load out the Stored Grain onto trucks and rail cars supplied by Seller in a good and workmanlike manner in compliance with applicable Laws and Orders and generally accepted industry standards.

(a) Buyer will not be responsible for the current or future quality or quantity of the Stored Grain.  As the parties have agreed that the quality of the Stored Grain is all sample grade quality, Buyer will collect samples from each shipment from the facility, but will not be responsible for grading of any of the Stored Grain.  Buyer will send samples of the Stored Grain to a grain grading facility of Seller’s choice and expense.  Buyer will permit Seller or its designated consultant, contractor or subcontractor to be present to observe the removal of the Stored Grain.  Seller shall assume, retain and be responsible for and pay and discharge any and all Liabilities arising from the removal and disposal of the Stored Grain as described herein.  If equipment is required to remove the Stored Grain as provided herein, Seller shall be responsible for all expense involved in providing all equipment and all operating cost thereof.  Buyer will load Stored Grain at the direction of Seller and will not be responsible for acquiring or coordinating any transportation for the Stored Grain, or any expense in connection therewith.

(b) All Stored Grain remaining at the Ethanol Plant at the end of 120 days after the Effective Date will be charged for storage at the rate of $0.005 per bushel per day and a load out fee of $0.15 per bushel.  Seller will maintain content insurance on all Stored Grain at the facility.  As Buyer is not a commercial grain company, it does not have a commercial grain license or commercial grain storage.

6.12 RFS Third Party Engineering Audit. Seller agrees to work with Buyer to complete the EPA requirement for a third party engineering audit using quality assurance plans due January 30, 2022 and covering the last three years of Seller’s RIN generation and plant operating data. In addition, Seller agrees to certify to the data covering Seller’s operations and RIN generation prior to Closing. If any RINs are found to be invalidly generated or otherwise need to be replaced, Seller shall be the responsible party for doing so at its sole cost and expense.

6.13 Rail Cars.

(a) Seller agrees to transfer or cause its Affiliates to transfer to Buyer up to the number and types of railcars listed in Schedule 6.13(a). These railcars are leased by Seller and/or its Affiliates pursuant to various railcar leases and agreements with respect thereto (“Rail Car Agreements”). Seller has provided to Buyer copies of the applicable Rail Car Agreements, along with the lease rates and other fees that the counterparty of each Rail Car Agreement is currently charging Seller or its applicable Affiliates for the railcars that are the subject of the Rail Car Agreements (the “Lease Rates”).  Seller and Buyer further agree to the terms set forth in Exhibit G and Schedule 6.13(c).

(b) Beginning promptly after Closing, Seller will coordinate with Buyer to schedule railcars from Seller’s or its Affiliates’ fleet into the Ethanol Plant as needed in the ordinary course of business, and as such cars come into the Ethanol Plant they will be identified by Buyer as railcars to be assigned or subleased to Buyer (“Qualifying Rail Cars”), until such time as all Qualifying Rail Cars have been identified. Only railcars that are in serviceable condition when they arrive at the Ethanol Plant will be used as Qualifying Rail Cars. Seller and Buyer shall negotiate terms of an inspection program for the Qualifying Rail Cars such that a baseline condition for each car is documented and Buyer is not liable for any damage or mechanical failure conditions that existed prior to Closing. As Qualifying Rail Cars are identified, Seller or its appropriate Affiliates and Buyer shall deliver to the counterparty of each Rail Car Agreement covering such Qualifying Rail Cars a letter: (i) requesting the assignment of the Rail Car Agreement covering such Qualifying Rail Cars from Seller or its respective Affiliate to Buyer, or (ii) requesting the release of such Qualifying Rail Cars under the applicable Rail Car Agreement, and the further lease by such counterparty to Buyer of such Qualifying Rail Cars. Once a Qualifying Rail Car becomes fully assigned to the Buyer, it will become a “Buyer Rail

Car”. Should the counterparty of any Rail Car Agreement refuse to consent to the assignment of Qualifying Railcars to Buyer, Seller will use reasonable efforts to provide substitute Qualifying Rail Cars. In no event shall Buyer or Seller be obligated to include Rail Cars for which the counterparty to the Rail Car Agreement seeks to modify the original terms so as to negatively impact either party.

(c) To account for any difference between fair market rates and Lease Rates Seller and Buyer agree to true-up (as part of the Net Working Capital adjustment in Section 2.3) the difference between (i) sum of the present values of the product of the monthly Lease Rate multiplied by the number of railcars that are Qualifying Rail Cars for each month remaining on the term of the Rail Car Agreement covering such Qualifying Rail Cars (the “Lease Charge”); and (ii) the sum of present values of the product of the applicable fair market rate listed on Schedule 6.13(c) for similarly situated railcars (the “Market Rates”) multiplied by the number of railcars that are Qualifying Rail Cars for each month remaining on the term of the Rail Car Agreement covering such Qualifying Rail Cars (the “Market Charge”). If the Lease Charge is less than the Market Charge, Buyer shall pay to Seller the amount of the difference between the Lease Charge and the Market Charge as part of the Working Capital adjustment in Section 2.3(d) hereof. If the Lease Charge is greater than the Market Charge, Seller shall pay to Buyer the amount of the difference between the Lease Charge and the Market Charge as part of the Working Capital adjustment in Section 2.3(d) hereof. The annual discount rate to be used in determining the present value factor for the Market Charge and Lease Charge shall be equal to five percent (5%).  The discount period for each monthly calculation will be from the middle of each month to the Closing Date.

(d) Until such time as the parties complete the paperwork and secure the necessary counterparty consents to complete the assignment of the Qualifying Rail Cars to the Buyer, Seller shall, or shall cause their Affiliates to, allow Buyer to use the Qualifying Rail Cars on a temporary subleased basis (the “Loaned Cars”) such that, at any time, the total number and types of Buyer Rail Cars and Loaned Cars equals the number and types identified as Qualifying Rail Cars. Buyer shall reimburse Seller for all lease payments and other associated costs, payments or fees (including repair and maintenance costs) arising under the applicable Rail Car Agreements with respect to the use by Buyer of the related Loaned Cars. Buyer may elect to discontinue the use of any Loaned Car by written notice to Seller, in which case, upon return of such Loaned Car to Seller, Buyer shall no longer be responsible for any payments, costs or fees related thereto, and Seller shall not be responsible for providing a replacement Loaned Car. Buyer acknowledges and agrees that Seller may substitute other equivalent railcars for Loaned Cars, so long as the substituted railcars meet the criteria to be Qualifying Rail Cars. The parties hereto agree to (or to cause their applicable Affiliates to) work together in a commercially reasonable manner to manage the transition of the Loaned Cars hereunder. Buyer and Seller shall negotiate in good faith a sublease agreement that would further define terms of the Loaned Cars. Such sublease agreement may also account for the temporary use by Buyer of additional railcars that are not Qualifying Rail Cars.

(e) Notwithstanding anything contained herein to the contrary, Seller’s sole obligations under this Agreement with respect to Required Consents necessary for the assignment to Buyer of the Qualifying Rail Cars shall be the delivery by Seller to the counterparties thereto of the letters described in Section 6.13(c) above and Seller’s joinder in the execution of any documentation reasonably and customarily required by the counterparties to effectuate or otherwise document such assignments. Without limiting the foregoing, Buyer acknowledges that Seller shall not be required to provide any guarantees or other credit enhancement that may be necessary in order for Buyer to secure the necessary consent for the assignment of the Rail Car Agreements or for Buyer to secure its own railcar leases. Buyer and Seller shall cooperatively endeavor to complete the assignment of all Qualifying Rail Cars (including any substitutes therefor made in accordance with the provisions of Section 6.13(b) as promptly as reasonably possible after Closing, but in all events within three (3) months after Closing. Seller shall not be obligated to provide any Loaned Cars more than six (6) months following Closing, unless and only to the extent that Buyers’ failure to complete the assignment of all Qualifying Railcars (and substitutes therefor, as applicable) is the result of Seller’s failure to comply with its obligations under this Section 6.13.

(f) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Losses arising from the use or misuse after the Closing by Buyer or its Affiliates of the Loaned Cars pursuant to this Section 6.13.

6.14 Confidentiality and Confidential Information. Each party will maintain the confidentiality of the terms of the transactions contemplated by this Agreement except that Buyer and Seller may disclose the terms hereof to their employees with a need to know and to their legal, accounting, financing or other advisors and potential or actual lenders and/or investors (provided such parties agree to maintain the confidentiality of such information). All Confidential Information (as defined below) disclosed by one party (or its employees, officers, agents or advisors) to another party (or its employees, officers, agents or advisors) shall be treated by the receiving party with the same degree of care, but not less than a reasonable degree of care, as the receiving party uses with respect to its own similar information to protect the Confidential Information of the disclosing party and to prevent any (a) use of Confidential Information that is not contemplated by this Agreement, (b) dissemination of Confidential Information to any employee of a receiving party without a need to know, (c) communication of Confidential Information to any third party (other than a receiving party’s legal, accounting, financing or other advisors and its potential or actual lenders and/or investors) or (d) publication of Confidential Information. For purposes of this Agreement, ”Confidential Information” is Trade Secrets; financial information and pricing; technical information, such as research, development, procedures, algorithms, data, designs and know-how; business information, such as strategies, operations, methods, planning, marketing interests and products; the terms of this Agreement or any modification or amendment thereto; and the proprietary or confidential information of any third party who may disclose such information to a receiving party. The receiving party of any Confidential Information will return or destroy (and confirm such destruction to the other party) all such data and information to the respective source promptly upon written request therefor in the event that this Agreement is terminated. This Section imposes no obligation upon a receiving party with respect to Confidential Information that (i) was rightfully and lawfully known to the receiving party, free of any obligation of confidentiality, as demonstrated by information in existence at the time of disclosure; (ii) was independently developed by the receiving party without relying on the disclosing party’s Confidential Information; (iii) was part of the public domain or has entered the public domain through no action or inaction of the receiving party; (iv) was lawfully obtained by the receiving party from a third party not under any obligation of confidentiality; or (v) disclosed with the prior written approval of the disclosing party. If a receiving party is required by a Governmental Authority to disclose Confidential Information, the receiving party agrees to give the disclosing party reasonable advance notice (unless prohibited by applicable Law) so that the disclosing party may contest the disclosure or seek a protective order. If, in the absence of a protective order, other legal remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its representatives are nonetheless, in the opinion of the receiving party’s legal counsel, legally compelled to disclose Confidential Information of the disclosing party or else stand liable for contempt or suffer other censure or penalty, the receiving party or its representative may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that the receiving party exercises commercially reasonable efforts to preserve the confidentiality of the Confidential Information including, without limitation, by cooperating with the disclosing party (at the disclosing party’s expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Each party acknowledges that the damages for improper disclosure of Confidential Information may be irreparable; therefore, the injured party is entitled to seek equitable relief, including injunction and preliminary injunction, in addition to all other remedies available at Law or in equity. Insofar as any Confidential Information furnished to Buyer relates to the Ethanol Plant or the Purchased Assets, Buyer will be released from its obligations under this Section at the Effective Time, and thereafter Seller and its Affiliates shall no longer possess any rights in or use of such Confidential Information.

6.15 Exclusive Negotiations.  For a period commencing on September 8, 2020, and ending on the earlier of (i) forty-five (45) days following the execution and delivery of the  Letter of Intent by Seller, or (ii) the mutual termination of the Letter of Intent by the parties thereto as provided in paragraph 2.9 therein, Seller will negotiate exclusively and in good faith with Buyer in relation to the transactions described herein and will not, directly or indirectly, whether through any stakeholders, directors, officers, employees, affiliates, representatives or agents, or otherwise, encourage or solicit any inquiries or accept proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to, any person regarding alternative transactions involving the Business.

Article VII COVENANTS OF THE BUYER

The Buyer covenants and agrees with the Seller as follows:

7.1 Conditions and Closing. The Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 9.1 and Section 9.3 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Subject to the satisfaction of all other conditions at the Closing, the Buyer shall execute and deliver all agreements and documents relating to the Buyer as set forth in Section 9.3. The Buyer shall use its commercially reasonable efforts to not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

7.2 Notification of Changes. The Buyer will promptly advise the Seller in writing of (i) any event occurring or not occurring subsequent to the date of this Agreement but before the 33

Closing Date that is reasonably likely to (a) render any representation or warranty of the Buyer contained in Article V of this Agreement untrue or inaccurate in any material respect or (b) cause any covenant, condition or agreement of the Buyer contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement.

7.3 [Intentionally Deleted].
7.4 Governmental Approvals.

During the period prior to the Closing Date, the Buyer shall use its commercially reasonable efforts and cooperate with the Seller in attempting to obtain any consents and approvals of Governmental Authorities required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions in Article IX.

7.5 Confidentiality. The Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.5 shall nonetheless continue in full force and effect.

Article VIII COVENANTS AND AGREEMENTS OF SELLER AND BUYER
8.1 Employee Matters. Buyer and Seller agree to the provisions set forth in Exhibit C attached hereto related to employment matters.

8.2 Release and Replacement of Bonds, Guaranties, etc. Promptly following the Closing, the Buyer shall deliver, to the applicable beneficiary or counterparty, replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty in replacement of those credit support arrangements set forth in Schedule 8.2 (the “Credit Support Arrangements”). The Buyer shall use commercially reasonable efforts to cause the Seller and its Affiliates to be released, as of the Closing, from all obligations relating to the Credit Support Arrangements and any Liabilities related thereto, in form and substance reasonably acceptable to the Seller. Buyer shall indemnify, defend and hold harmless Seller in accordance with and subject to the limitations in Article 10 from any and all Losses relating to, resulting from, or arising out of, any Credit Support Arrangement to the extent any such Losses directly relate to, result from, or arise out of the use of the Purchased Assets or the operation of Business on or after the Closing Date.

8.3 Title Matters.

(a) Title Commitment and Survey. Seller shall (i) cause the Title Company to issue, within fifteen (15) days after the date of this Agreement, commitments (the “Title Commitments”) for one or more Title Policies to be issued by the Title Company with respect to each parcel of Real Estate together with copies of all instruments identified therein as creating exceptions or title defects (the “Exceptions”) and (ii) have prior the Effective Date delivered to Buyer copies of all existing surveys, plats and site plans of the Real Estate in Seller’s possession (the “Existing Surveys”). Buyer shall have the right to within thirty (30) days following the Effective Date, at its sole cost and expense, to cause the Existing Surveys to be updated or obtain a new survey or surveys of the Real Estate (the “Updated Survey” and together with the Existing Surveys, the “Survey”).

(b) Title Review. Buyer shall have the right to make objections (“Title Objections”) to any Exception or any reservation, easement, covenant, exception, limitation, restriction or other defect shown on the Updated Survey or reflected in the Title Commitment, such Title Objections to be made in writing and delivered to Seller, the Title Company and Surveyor within ten (10) days following the latter of Buyer’s receipt of the Title Commitments, the documents reflecting Exceptions, or the Updated Survey. Seller shall have the right, but not the obligation, to cure (or cause to be cured, including by way of express title insurance or its equivalent) any Exceptions constituting Title Objections, such cure to be effected not later than five (5) Business Days prior to the Closing Date (the “Cure Period”); provided, however, that in the event a mortgage, deed of trust or other similar monetary lien secured by the Real Estate and placed on the Real Estate by or at the request of a Seller or an Affiliate of Seller (collectively a “Mortgage Lien”) affects all or any portion of the Seller’s interest in the Real Estate, on or before Closing, Seller shall cause all such Mortgage Liens to be satisfied in a manner which is sufficient to cause them to no longer affect title to the Real Estate, and the Real Estate shall be conveyed free and clear of all such Mortgage Liens, and such Mortgage Liens shall in no event constitute, or be deemed to constitute, a Permitted Lien. If Seller elects not to, fail, or is unable for any other reason to cure any Exceptions constituting Title Objections during the Cure Period, Buyer shall have the right, within five (5) days following the expiration of the Cure Period and as Buyer’s sole and exclusive remedy in such event, to either (i) waive in writing its Title Objections with respect to such Exceptions, or (ii) terminate this Agreement by written notice to Seller, it being understood that the scheduled Closing Date shall be extended by five (5) days (or the lesser number of days until Buyer waives the Title Objections, if applicable) to accommodate Buyer’s election. If Buyer fails to terminate this Agreement in accordance with clause (ii) of the immediately preceding sentence within the required time period or otherwise consummates the Closing, then Buyer shall be deemed to have waived all Title Objections which have not, as of such time, been cured, and all Exceptions forming the basis for such uncured Title Objections shall become Permitted Liens.

(c) Each Title Policy shall insure good and marketable fee simple title to the Real Property for an amount determined by Buyer in its reasonable discretion (subject to any limitations imposed on the Title Company by applicable Law and underwriting requirements) but subject to Permitted Liens, the Exceptions and the standard printed exceptions in the promulgated Title Policy form. Provided that Seller and its Affiliates will not thereby incur any Liabilities that are not otherwise expressly set forth in the other provisions of this Agreement, Seller agrees to reasonably cooperate with Buyer in executing any documents reasonably requested by the Title Company which may be necessary to issue the Title Policies, including providing any factually true affidavit reasonably requested by the Title Company or Buyer to evidence the payment or satisfaction of any Liens, the absence of unrecorded leases and parties in possession, the absence of work that could give rise to mechanics’ or materialmens’ or similar lien claims, the absence of option or other agreements that could form the basis of an encumbrance or similar rights against the subject property, to evidence the payment of any Taxes affecting the Real Property, or to evidence the satisfaction of any other matter which Buyer may be required to establish in order to obtain the Title Policy or any endorsement thereto in form satisfactory to Buyer. The cost and expense of procuring and issuing the Title Commitments and the Title Policy shall be borne 50% by Buyer and 50% by Seller.

8.4 Tax Matters.

(a) Sales and Use Taxes. Seller and Buyer agree that all state and local sales and use Taxes relating to the sale and conveyance of the Purchased Assets shall be the Liability of Buyer, and shall be borne by Buyer as follows:

(i) At Closing, Seller shall not collect from Buyer any state and local sales and use Taxes. Rather, Buyer shall remit such Taxes directly to the appropriate Governmental Authorities when such Taxes are due and owing and Buyer shall provide proof of payment to Seller.

(ii) Promptly following Closing, Buyer shall provide Seller with an appropriate exemption certificate to establish the right to any exemption from state and local sales and use Taxes and for any exemptions from any other applicable state Tax. Buyer shall thereafter provide Seller with any additional exemption certificates and other documentation as may be required by the Governmental Authorities for such purpose. Seller shall reasonably cooperate with Buyer, including providing Buyer with reasonable access to Seller’s books, records and such other data as Buyer may reasonably request in order to support all applicable sales Tax exemptions, subject to the Confidentiality Agreement.

(iii) If any exemption claimed by Buyer is subsequently denied by any Governmental Authority, and as a result a Seller is assessed additional sales or use Taxes, then Buyer shall remit such Taxes directly to the appropriate Governmental Authorities, or, in the event such Taxes are remitted by Seller, Buyer shall reimburse Seller, or their assignees, for such assessed Taxes, including interest and penalty.

(b) Property Taxes. All real property, personal property, ad valorem and other similar Taxes assessed on any of the Purchased Assets (“Property Taxes”) in the Tax Period in which the Closing Date occurs shall be prorated between Buyer and Seller based on the number of days of such Tax Period before the Closing Date (the “Pre-Closing Tax Period”) and the number of days in such Tax Period on and after the Closing Date (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such prorated Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such prorated Property Taxes that is attributable to the Post-Closing Tax Period. At Closing, the Purchase Price shall be (i) increased by the amount, if any, of any such Property Taxes prepaid by Seller with respect to a Post-Closing Tax Period, or (ii) decreased by the amount, if any, of any such Property Taxes relating to a Pre-Closing Tax Period which Buyer will be obligated to pay after Closing. If the Closing Date shall occur before the tax rate or assessment is fixed for such Tax year, the apportionment of such Property Taxes and payments at the Closing shall be based upon the most recently ascertainable tax bills, with an adjustment being made between Seller and Buyer when such Property Taxes and the assessed valuation for the Tax year in which the Closing occurs are known. Seller shall file all required Tax Returns with respect to Property Taxes that become due and payable before the Closing Date in a manner consistent with prior practice, except as required by applicable Legal Requirement, and shall pay such Property Taxes on or before the due date therefor. Buyer shall file all Tax Returns incidental to such Property Taxes that become due and payable after Closing and shall pay such Property Taxes on or before the due date therefor.  To the extent that the amount of any such Property Taxes paid by Buyer with respect to any Pre-Closing Tax Period exceeds the Purchase Price adjustment therefor, Seller shall reimburse Buyer for the difference within thirty (30) days of Seller’s receipt of Buyer’s invoice therefor, accompanied by reasonable supporting documentation (including copies of relevant Tax bills). Seller and Buyer shall reasonably cooperate with each other with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to the Tax periods in which the Closing Date occurs. If either party hereto receives a refund of any Property Taxes for which the other is liable or responsible under this Agreement, the party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within thirty (30) days after the receipt of such refund, remit it to the party who is liable.

(c) Tax Returns. Except as provided otherwise in this Agreement: (i) for any Pre-Closing Tax Period or to the portion of a Straddle Period that ends on the day before the Closing Date, Seller shall be responsible for timely filing of all Tax Returns required by applicable Law to be filed, and payment of all Taxes due, levied or imposed, in connection with the Purchased Assets, the Business, or Employees and independent contractors engaged in operating or maintaining the Purchased Assets or marketing products produced at the Ethanol Plant; (ii) for any Post-Closing Tax Period or to the portion of a Straddle Period that arises on or after the Closing Date, Buyer shall be responsible for the timely filing of all Tax Returns required by applicable Law to be filed, and payment of all such Taxes levied or imposed, in connection with the Purchased Assets, the Business, or employees and independent contractors engaged in operating or maintaining the Purchased Assets or marketing products produced at the Ethanol Plant; and (iii) control of any legal or administrative proceedings concerning any such Taxes with respect to the Purchased Assets shall rest with the party responsible for payment therefor under this Section 8.4(c).

(d) Refund and Tax Benefits.

(i) Any Tax refunds related to the Purchased Assets or Assumed Liabilities that are received by Buyer, and any amount credited against Taxes to which Buyer becomes entitled, that relate to Pre-Closing Tax Period or to the portion of a Straddle Period that ends on the day before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(ii) Any Tax refunds related to the Purchased Assets or Assumed Liabilities that are received by Seller, and any amount credited against Taxes to 37 which Seller become entitled, that relate to any Post-Closing Tax Period or to the portion of a Straddle Period that arises on or after the Closing Date shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(e) Cooperation. With respect to any Taxes related to the Purchased Assets, Buyer and Seller agree (i) to furnish or cause to be furnished to each other, upon request, as promptly as applicable, such information and assistance as is reasonably necessary for the computation of any such Taxes or the filing of any applicable Tax Return, the making of any election, or the preparation for or conduct of any audit, examination, or other proceeding by any Governmental Authority, (ii) to furnish each other with copies of any notices from any Governmental Authority that might affect the liability of the other party for Taxes, (iii) to cooperate with each other in the conduct of any audit, examination, or other proceeding, and (iv) that no compromise or settlement of any item from a Tax audit or proceeding which potentially affects the other party shall be agreed upon without prior written consent of the other party, such consent not to be unreasonably withheld.

(f) Tax Treatment. Buyer and Seller agree, for U.S. federal income Tax purposes, to treat the transactions contemplated by this Agreement as a purchase of the assets of the Seller by Buyer and will take no actions inconsistent with such treatment. Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for Taxes on any gain resulting from the sale of the Purchased Assets to Buyer hereunder.

8.5 Casualty or Condemnation.

(a) Notice. In the event that, prior to the Closing Date, all or any portion of the Purchased Assets are damaged or destroyed in whole or in part (the portion of the Purchased Assets so damaged or destroyed, the “Damaged Portion”), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a “Taking”), Seller shall notify Buyer promptly in writing (a “Casualty Notice”) of the Casualty or Taking. The Casualty Notice shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty or Taking; (ii) Seller’s preliminary assessment of the effect of the Casualty or Taking on the Purchased Assets; and (iii) Seller’s preliminary assessment of whether, and the extent to which, any losses sustained as a result of such Casualty or Taking are covered by one or more insurance policies (including property/casualty and workers’ compensation policies) maintained immediately prior to the Closing by the Seller

(b) Repair or Replacement.

(i) In the event of a Casualty or Taking between the Effective Date and the Closing Date, Seller shall elect, at its option, to either (A) repair or replace or make adequate provision for the repair or replacement of the Damaged Portion of the Purchased Assets at Seller’s cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date (and the End Date, if necessary) shall be deferred until three (3) Business Days after repairs or replacement have been completed and the Damaged Portion of the Purchased Assets is fully repaired or restored to the condition thereof immediately prior to such Casualty or Taking in accordance with applicable Laws or Orders, or (B) negotiate with Buyer to reduce the Purchase Price to reflect the cost to repair or replace the Damaged Portion of the Purchased Assets and the post-Closing loss of net income associated with such business interruption (such repair or replacement costs and loss of net income, the “Repair Costs”). Notwithstanding the foregoing, Seller’s election in clause (A) of this Section 8.5(b)(i) shall be unavailable and clause (B) of this Section 8.5(b)(i) shall apply if the Damaged Portion of the Purchased Assets cannot reasonably be expected to be fully repaired or restored to the condition thereof immediately prior to such Casualty or Taking in accordance with applicable Laws or Orders on or before the date that is 180 days following the occurrence of the Casualty or Taking (the “Casualty Event Termination Date”)

(ii) If Seller and Buyer agree on the Repair Costs within fifteen (15) days of Buyer’s receipt of Seller’s notice of the Casualty or Taking (the “Repair Negotiation Period”), Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed.

(iii) If Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), Buyer or Seller may request an engineering company (and/or other appropriate specialist) that shall be mutually agreed to by Buyer and Seller to evaluate the Damaged Portion of the Purchased Assets and the loss of net income associated with such business interruption and deliver to Buyer and Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within fifteen (15) days after the end of the Repair Negotiation Period. If the Third-Party Estimate is less than the Buyer Casualty Threshold (or greater than the Buyer Casualty Threshold or Seller Casualty Threshold, as applicable, and neither party terminates the Agreement as permitted pursuant to Section 8.5(b)(iv)), Buyer’s obligation to effect the Closing shall not be affected and Buyer and Seller shall mutually resolve the Repair Cost Dispute after the Closing in accordance with the provisions of Section 2.3 (and, for the avoidance of doubt, the engineering company or other appropriate specialist shall be deemed to be the Inspector for purposes of Section 2.3), with a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(iv) Notwithstanding the foregoing, and subject to Section 8.5(f), if the Repair Costs as agreed to by Buyer and Seller or the Third-Party Estimate, as applicable, (A) is equal to or greater than the Buyer Casualty Threshold, Buyer may elect, by giving Seller written notice of election within fifteen (15) days of receipt of the Third-Party Estimate, or (B) is equal to or greater than the Seller Casualty Threshold, Seller may elect, by giving Buyer written notice of election within fifteen (15) days of receipt of the Third Party Estimate, to terminate this Agreement without further obligation hereunder, except as provided in Section 11.2.

(c) Condemnation Awards. In the event of any reduction in the Purchase Price in connection with a Taking of the Ethanol Plant, as provided in Section 8.5(a), Buyer shall be 39 entitled to collect from any condemnor the entire award(s) that may be made in any such proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Buyer, (a) Buyer shall pay to Seller all such amounts, up to the amount of such Purchase Price reduction, and (b) Buyer shall be entitled to retain the balance (if any) of such award(s). Seller shall not settle any condemnation or eminent domain proceeding relating to the Ethanol Plant without Buyer’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(d) Purchase Price Adjustment. Any adjustment of the Purchase Price pursuant to Section 8.5(b) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (a) an adjustment in favor of Buyer shall be paid in cash by Seller; and (b) an adjustment in favor of Seller shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Section 8.5. Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.

(e) Deferral of Closing Date and End Date. In the event of a Repair Cost Dispute, the Closing Date and the End Date shall be deferred until (a) three (3) Business Days after receipt of the Third-Party Estimate, or (b) if Seller elects the option in clause (A) of Section 8.5(b)(i), as provided therein, but in no event beyond the Casualty Event Termination Date.

8.6 Further Assurances. After the Closing, each party shall take such further actions and execute such further documents as may be reasonably necessary or reasonably requested by any other party in order to effectuate the intent of this Agreement and the Transaction Documents and to provide such other party with the intended benefits of this Agreement and the Transaction Documents.

8.7 Post-Closing Preservation of Books and Records. For a period of six (6) years following Closing (except as to Tax records for which the period shall be the applicable statute of limitations), (A) Buyer shall, and shall cause its Affiliates to, upon receipt of reasonable prior written request from Seller, to (i) afford to Seller and its Affiliates reasonable access during Buyer’s normal business hours to the Records delivered to Buyer by Seller and to those Transferred Employees having knowledge of the location or contents of such Records; and (ii) provide Seller, at Seller’s expense, with copies of the Records delivered to Buyer by Seller; all in respect of (1) financial reporting, (2) Tax or similar purposes, (3) addressing environmental matters involving the Ethanol Plant, including any certification or reporting obligations under the RFS Program, (4) Permits and permit applications, or (5) any audit, investigation, dispute or litigation or any other business purpose related to the Ethanol Plant or the Excluded Liabilities; and (B) Seller shall, and shall cause its Affiliates to, upon receipt of reasonable prior written request from Buyer, (i) afford to Buyer and its Affiliates reasonable access during Seller’s normal business hours to Seller’s or its respective Affiliate’s books and Records related to the ownership or operation of the Ethanol Plant or the Assumed Liabilities and to Seller’s or its Affiliates’ employees having knowledge of the location or contents of such books and Records; and (ii) provide Buyer, at Buyer’s expense, with copies of the book and Records related to the ownership or operation of the Ethanol Plant or the Assumed Liabilities; all in respect of (1) financial reporting, (2) Tax or similar purposes, (3) addressing environmental matters involving the Ethanol Plant, including any certification or reporting obligations under the RFS Program, (4) Permits and permit applications, or (5) any audit, investigation, dispute or litigation or any other business purpose related to the Ethanol Plant or the

Assumed Liabilities. No access provided hereunder shall unreasonably interfere with Seller’s or Buyer’s operation of their respective businesses. Notwithstanding anything to the contrary contained in this Agreement, (x) no Person shall be required to provide any information or access that such Person reasonably believes could violate applicable Law, including rules or regulations or the terms of any Contract or cause the waiver of attorney/client or similar privilege. Each party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such books and records or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party or any of its Representatives, except as otherwise required by Law.

Article IX CONDITIONS TO CLOSE

9.1 Conditions to Obligations of Each Party. The obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction (or waiver by the party entitled to the benefit thereof, if permissible under applicable Laws and Orders) of the following conditions:

(a) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, restraining, prohibiting or otherwise making illegal the consummation of the transactions shall have taken effect after the date hereof and shall still be in effect; and

(b) all required clearances, consents, approvals, and waiting periods applicable to the consummation of the transaction under the applicable Laws shall have been obtained or expired or been earlier terminated, as applicable.

9.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties; Covenants. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Seller (it being understood that for purposes of this clause, the parties shall disregard any materiality qualifiers included in such representations and warranties). The Seller shall have performed and complied with all covenants hereunder that are required to be performed by it at or prior to the Closing Date in all material respects, including the acquisition of the Carve Out Tracts as set forth in Section 6.10.

(b) Required Consents. Each of the Required Consents set forth on Part 1 of Schedule 4.3(b) shall have been obtained.
(c) Closing Certificate. The Buyer shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Seller, 41

that each of the conditions set forth in Section 9.1(a) and Section 9.2(a) have been satisfied (the “Seller Closing Certificate”);

(d) Secretary’s Certificate. The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(e) FIRPTA Certificate. The Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that the Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

9.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties; Covenants. Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby (it being understood that for purposes of this clause, the parties shall disregard any materiality qualifiers included in such representations and warranties). The Buyer shall have performed and complied with all covenants hereunder that are required to be performed by it at or prior to the Closing Date in all material respects.

(b) Closing Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Buyer, that each of the conditions set forth in Section 9.3(a) have been satisfied (the  “Buyer Closing Certificate”).

(c) Secretary’s Certificate. The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Article X INDEMNIFICATION

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the respective representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement, shall (a) in the case of the representations and warranties, survive the Closing Date for a period of twelve (12) months after the Closing Date upon restart of the Hereford Plant but shall not exceed fourteen (14) months after the Closing Date under any circumstances, except that the Fundamental Warranties shall survive the Closing and remain in full force and effect for a period of two (2) years after the Closing Date, (b) in the case of any of the parties’ respective covenants and agreements which contain other express survival periods or contemplate future performance or obligations, such covenants and agreements survive the Closing Date for the period provided in accordance with their express terms or until fully performed, (c) in the case of all covenants and agreements not covered by the immediately preceding clause, such covenants and agreements shall survive the Closing Date for a period of twelve (12) months after the Closing Date upon restart of the Hereford Plant but shall not exceed fourteen (14) months after the Closing Date under any circumstances provided that, notwithstanding anything to the contrary in this Agreement, no Claim can be asserted by Buyer against a Seller arising out of or related to a breach of the pre-closing covenants or agreements of a Seller set forth in Section 6.1 after the one (1) year anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by Seller. Subject to the other terms and conditions of this Article X,  if the Closing occurs, Seller shall indemnify the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(c) any Excluded Asset or any Excluded Liability; or
(d) any Liability arising out of the ownership or operation of the Ethanol Plant prior to the Effective Time (other than the Assumed Liabilities).

10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article X,  if the Closing occurs, Buyer shall indemnify the Seller Indemnitees against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c) any Assumed Liability; or
(d) any Liability arising out of the ownership or operation of the Ethanol Plant on or after the Effective Time (other than the Assumed Liabilities).

10.4 Certain Limitations. The party making a claim under this Article X is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 10.2(a) or Section 10.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) or Section 10.3(a) exceeds two percent (2.0)% of the Base Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Subject always to Section 10.4(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 10.2(a) or Section 10.3(a), as the case may be, shall not exceed (i) ten percent (10.0%) of the Base Purchase Price other than with respect to Losses related to any breach of Seller’s Fundamental Warranties, or (ii) fifteen percent (15.0%) of the Base Purchase Price related to any breach of Seller’s Fundamental Warranties (the “Overall Cap”).

(c) Payments by an Indemnifying Party pursuant to Section 10.2 or Section 10.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party under applicable non-affiliated insurance policies and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any. The parties shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby, provided, that an Indemnified Party shall have no obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.

(d) Payments by an Indemnifying Party pursuant to Section 10.2 or Section 10.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit recognized and realized as a result of such Loss by the Indemnified Party (reduced by any tax detriments related to the loss or the right to indemnification) (based solely on the Indemnified Party’s good faith determination and calculation, acting reasonably).

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple except, however, with respect to any of the foregoing paid or owing to a Third Party with respect to a Third Party Claim, which damages shall be considered part of damages and shall be covered by the indemnifications set forth in this Article X.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under Section 10.2(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.

(h) No Losses may be claimed under Section 10.2 or Section 10.3 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Article II.

(i)  Notwithstanding anything in this Agreement to the contrary, solely for purposes of this Article X, in determining the existence of an inaccuracy in or a breach of any representation, warranty, covenant or agreement and in determining the amount of Losses, no effect shall be given to any qualification as to materiality or material adverse effect.

10.5 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.10) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty

(30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.7 Exclusive Remedies. Subject to Section 12.12, the parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and its Affiliates and each of its representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.12 or to seek any remedy on account of any intentional fraud or willful misconduct by any party hereto.

Article XI TERMINATION
11.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a) by mutual written consent of the Buyer and the Seller;
(b) by either the Seller or the Buyer, if:

(i) the Effective Time shall not have occurred on or before January 29, 2021 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to a party whose breach of any material provision of this Agreement primarily results in the failure of the Effective Time to have occurred by such time; or

(ii) any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting prior to the Effective Time the consummation of the transactions, and, in each case, such order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a party which has not complied in all material respects with its obligations under Section 6.8 and Section 7.4.

(c) by the Buyer, in the event of any material breach by Seller of any of Seller’s agreements, representations or warranties contained herein and the failure of the Seller to cure such breach within thirty (30) days after receipt of written notice from the Buyer requesting such breach be cured;

(d) by the Seller, in the event of any material breach by the Buyer of any of the Buyer’s agreements, representations or warranties contained herein and the failure of the Buyer to cure such breach within thirty (30) days after receipt of written notice from the Seller requesting such breach be cured; or

(e) by Buyer or Seller, upon notice to the other party, pursuant to Section 8.5; or
(f) by Buyer pursuant to Section 8.3(b).

11.2 Effects of Termination. In the event of any termination pursuant to Section 11.1, written notice thereof shall be promptly given in accordance with Section 12.4 by the party seeking termination to the other party and such termination shall be immediately effective. Upon any such termination, (a) each party will redeliver to the other party all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, and (b) no party shall have any further rights or Liabilities hereunder except (i) with respect to those obligations set forth in the Confidentiality Agreement and those obligations set forth in Section 10.4(e), this Section 11.2,  Section 12.2,  Section 12.3,  Section 12.8, and Section 12.12 which shall survive any such termination, and (ii) nothing herein shall relieve any party from Liability for its intentional and material breach of this Agreement occurring prior to such termination.

Article XII MISCELLANEOUS

12.1 Benefit and Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Seller, whether by merger, operation of law or otherwise. This Agreement may not be assigned by the Seller without the prior written consent of the Buyer, whether by merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors, assignees and beneficiaries in interest.

12.2 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF

THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.3 Expenses. Except as otherwise provided herein, each party shall be responsible for and shall pay all costs and expenses incurred by it up to and including the Closing Date in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement and the Transaction Documents to be performed or complied with by it including legal, accounting and investment banking fees.

12.4 Notices. Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section 12.4), (iii) the date of electronic transmission (e.g., “pdf”), if so transmitted on a Business Day during normal business hours, and otherwise on the next Business Day, or (iv) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section 12.4):

(a) If to the Buyer:Donald E. Gales, Chairman

Hereford Ethanol LLC

4514 Cole Avenue, Suite 1175

Dallas, Texas 75205

Facsimile Number: (806) 374-3003

Email: dgales@frionaindustries.com

With a copy to:Lawrence D. Ginsburg

Locke Lord LLP

2200 Ross Avenue, Suite 2800

Dallas, TX 75201

Facsimile Number: (214) 756-8524

Email: lginsburg@lockelord.com

(b) If to the Seller: Todd Becker, Chief Executive Officer

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Facsimile Number: (402) 952-4916

Email: todd.becker@gpreinc.com

With a copy to:Michelle Mapes, Chief Legal &Admin Officer

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Facsimile Number: (402) 952-4916

Email: michelle.mapes@gpreinc.com

12.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including by facsimile, PDF or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of the parties hereto.

12.6 Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided,  however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.

12.7 Entire Agreement. This Agreement, the Transaction Documents and the Exhibits and Schedules delivered herewith, together with the Confidentiality Agreement, represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements (written or oral) among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement). The recitals to this Agreement are an integral part of this Agreement and hereby incorporated by reference.

12.8 Publicity. The parties agree that no public announcements or disclosures of any kind concerning the terms of this Agreement or concerning the transactions contemplated by this Agreement and the Transaction Documents shall be made without the consent of the Seller and the Buyer, except as and to the extent that any such parties shall be so obligated by Law, in which case the other party shall be advised and the Buyer and the Seller shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement and the Transaction Documents or to comply with applicable Laws.

12.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutual acceptable manner in order that the transaction contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

12.10 Further Assurances. From time to time, as and when requested by a party, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement.

12.11 Time of the Essence. Time is of the essence in the performance by any party of its obligations hereunder. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.12 Enforcement of this Agreement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that

(i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of the transaction and without that right, neither the Seller nor Buyer would have entered into this Agreement.

(b) The parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Seller, on the one hand, or the Buyer, on the other hand; and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Seller pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

12.13 Third Party Beneficiaries. Nothing in this Agreement is intended or will be construed to entitle any person or entity, other than Buyer and Seller or their respective permitted transferees and assigns, to any claim, cause of action, remedy or right of any kind.

12.14 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Articles, Sections, Appendices, Exhibits and Schedules mean the Articles and Sections of, and the Appendices, Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Appendices, Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BUYER:
HEREFORD ETHANOL PARTNERS, L.P.
By: Hereford Ethanol LLC, its general partner

By:	/s/ Donald E. Gales
Donald E. Gales Chairman

SELLER:
GREEN PLAINS HEREFORD LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Its:	President & CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings specified in this Exhibit A unless the context otherwise requires.

“Ancillary Real Property Rights” has the meaning set forth in Section 1.1(d).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assumed Contracts” has the meaning set forth in Section 1.1(c)

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Base Purchase Price” has the meaning set forth in Section 2.1(a).

“Benefit Plan” means (a) any pension plan, defined contribution plan, profit-sharing plan, health or welfare plan and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by Seller or any of its ERISA Affiliates or to which such entity contributes or for which such entity otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation or practice, whether or not legally enforceable, to provide benefits, other than currently paid salary or customary indemnification, as compensation for services rendered, to one or more present or former Employees that is maintained or sponsored by Seller or any of its ERISA Affiliates or to which such entity contributes or for which such entity otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, employment agreements, offer letters, severance policies or agreements, change of control agreements, executive compensation arrangements, deferred compensation arrangements, incentive arrangements, consulting or other compensation arrangements, bonus plans, stock options, stock grant or stock purchase plans, tuition reimbursement programs or scholarship programs, 529 plans, any plans subject to Section 125 of the Code or any comparable provision of any other applicable Law, any plans providing benefits or payments in the event of a change of ownership or control and each other employee benefit plan, fund, program, agreement or arrangement.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Buyer” has the meaning set forth in the first paragraph to this Agreement.

“Buyer Casualty Threshold” means 5% of the Base Purchase Price, in the aggregate.

“Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, partners, members, managers, employees, agents, representatives, successors and assigns.

“Buyer Backup Information” has the meaning set forth in Section 2.3(c).

“Buyer Closing Certificate” has the meaning set forth in Section 9.3(b).

“Buyer Guaranty” means the guaranty agreement that has been issued by the Buyer Guarantor and delivered to Seller on the Effective Date, a copy of which is attached hereto as Exhibit E-1.

“Buyer Rail Car” has the meaning set forth in Section 6.13(b).

“CCS Note” has the meaning set forth in Section 2.1(c).

“Carve-Out Tracts” has the meaning set forth in Section 6.10.

“Casualty” has the meaning set forth in Section 8.5(a)

“Casualty Event Termination Date” has the meaning set forth in Section 8.5(b)(i).

“Casualty Notice” has the meaning set forth in Section 8.5(a)

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Working Capital” means the Net Working Capital reflected in the Closing Net Working Capital Statement as calculated in accordance with GAAP.

“Closing Net Working Capital Statement” means an unaudited statement of Net Working Capital at the close of business on the Closing Date, prepared by the Buyer in accordance with GAAP.

“Closing Amount” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Contracts” has the meaning set forth in Section 1.1(p).

“Confidential Information” has the meaning set forth in Section 6.15.

“Confidentiality Agreement” means that certain letter agreement between Parent and the Buyer dated as of June 12, 2020.

“Contracts” means any written agreement, contract, lease, license instrument, loan, note,, mortgage, deed of trust, pledge or security agreement, guaranty, indemnity, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature, including all amendments, modifications and supplements thereto, but excluding the Permits, this Agreement and any agreements to be entered into pursuant to this Agreement.

“Control,” “Controlled” and “Controlling” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Credit Support Arrangements”  has the meaning set forth in Section 8.2.

“Cure Period”  has the meaning set forth in Section 8.3(b).

“Damaged Portion” has the meaning set forth in Section 8.5(a)

“Deductible” has the meaning set forth in Section 10.4(a).

“Direct Claim” has the meaning set forth in Section 10.5(c).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Effective Time” has the meaning set forth in Section 3.1.

“End Date” has the meaning set forth in Section 11.1(b)(i).

“Employee” means any employee of Seller or any of its Affiliates who are employed exclusively in the Business.

“Environmental Law” means any Legal Requirement which relates to or otherwise imposes liability, obligations, responsibility, or standards with respect to zoning, land use, pollution, or the restoration, repair, remediation or protection of natural resources, human health or the environment (including ambient air, surface water, groundwater, land surface, subsurface soil strata), including without limitation, any Legal Requirement relating to the presence, use, manufacture, processing, distribution, production, generation, handling, transport, storage, disposal, labeling, discharge, release, threatened release, treatment, control or cleanup of any Environmental Material. For avoidance of doubt, Environmental Law included the RFS Program and the Occupational Safety and Health Act of 1970.

“Environmental Material” means: (A) any petroleum substance, petroleum product, underground storage tank, underground cistern, radioactive material, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, PCB-containing Material; (B) any Hazardous Substance, Hazardous Material, or any other material, substance, chemical, waste, contaminant or pollutant which is now or hereafter defined as or determined to be hazardous, extremely hazardous, toxic, dangerous, restricted, or a nuisance, or words of similar import, under any Environmental Law; or (C) any other material, substance, chemical, waste, contaminant, pollutant or exposure to which is now prohibited, limited or regulated by any Governmental Authority.

“Equipment” has the meaning set forth in Section 1.1(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Damage Amount” has the meaning set forth in Section 6.13(d).

“Estimated Inventory Value”  has the meaning given such term in Exhibit B.

“Estimated Net Working Capital” means the estimated Net Working Capital as reflected on the Estimated Net Working Capital Statement, as agreed upon by the Buyer and the Seller pursuant to Section 2.3(b).

“Estimated Net Working Capital Statement” means an estimated unaudited statement of Net Working Capital at the close of business on the Closing Date, prepared in accordance with GAAP.

“Ethanol Plant” has the meaning set forth in the recitals to this Agreement.

“Exceptions”  has the meaning set forth in Section 8.3(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(c).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Final Inventory Value” has the meaning set forth in Exhibit B.

“FIRPTA Certificate” has the meaning set forth in Section 9.2(e).

“Fundamental Warranties” means the representations and warranties set forth in Section 4.1,  Section 4.2,  Section 4.3(a),  Section 4.3(b)(i),  Section 4.4,  Section 4.14,  Section 5.1,  Section 5.2(a) and Section 5.2(b)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States or applicable foreign nation, any state, province, municipality or other governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing.

“Green Hereford” has the meaning set forth in the introductory paragraph.

“Green Shift License Agreement” means that certain Early Adopter License Agreement dated as of October 26, 2015, effective as of January 17, 2015, between GS Cleantech Corporation and Green Plains Inc.

“Hazardous Material” means hazardous materials as defined under the regulations adopted pursuant to the Hazardous Materials Transportation Act. Such regulations appear at 49 C.F.R. Part 171, et seq.

“Hazardous Substance” means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., and under comparable state laws.

“Hereford Plant” has the meaning set forth in the recitals to this Agreement.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business, (c) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (f) all obligations of such Person as lessee that should be capitalized in accordance with GAAP, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (h) all agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends, or other distributions upon the equity securities or interests of any other Person.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Independent Accounting Firm” has the meaning set forth in Section 2.3(c).

“Intellectual Property” means all intellectual property, including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, brand names and corporate names (excluding the name “Green Plains” and all derivatives thereof), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Accounts” means amounts due to, and amounts due from, Affiliates.

“Inventories” has the meaning set forth in Exhibit B.

“Inventory Methodology” has the meaning set forth in Section 2.3(a).

“Inventory Value” means, the value of the Inventories of the Seller as of the Closing, as determined by the Seller and the Buyer in accordance with the Inventory Methodology.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) when applied to the Buyer, the actual knowledge of Donald E. Gales, and (b) when applied to the Seller, the actual knowledge after due inquiry and investigation of Adam Crotteau, Mike Stone, Paul Kolomaya or Patrich Simpkins.

“Laws” means, collectively, all federal, state, local, municipal, foreign or international (including multi-national) constitutions, laws, statutes, ordinances, rules, regulations, codes, treaties or principles of common law.

“Lease Charge” has the meaning set forth in Section 6.13(c).

“Lease Rates” has the meaning set forth in Section 6.13(a).

“Leased Real Property” has the meaning set forth in Section 1.1(e).

“Legal Requirement” means any and all statutes, Laws, codes, ordinances, regulations, rules, directives, policy, orders, judgments, writs, injunctions, rulings, decrees, bylaws or common law (whether presently in effect or hereinafter enacted, adopted, promulgated or issued) of any Governmental Authority.

“Letter of Intent” means that certain Letter of Intent dated September 8, 2020, between Parent and Hereford Ethanol LLC, the general partner of the Buyer.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means collectively, any mortgage, pledge, lien, security interest, claim, charge, restriction, lease, tenancy, license, other possessory interest, right of purchase, conditional sales obligation, easement, restriction, covenant, condition or other encumbrance of any kind.

“Loaned Cars” has the meaning set forth in Section 6.13(e).

“Losses” means any and all losses, obligations, damages (including wrongful death, personal injury or property damage), liabilities, settlement payments, awards, judgments, fines, penalties, costs and expenses (including those incurred with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding and including, but not limited to, all costs and expenses of all attorneys, experts, and consultants in all tribunals and whether or not legal proceedings are commenced), deficiencies or other charges.

“Market Charge” has the meaning set forth in Section 6.13(c).

“Market Rates” has the meaning set forth in Section 6.13(c).

“Material Contracts” has the meaning set forth in Section 4.9.

“Mortgage Lien”  has the meaning set forth in Section 8.3(b).

“Net Names” means all rights in internet web sites, web pages, URLs, domain names, directory names, other computer addresses, Internet files, HTML files, image files (including but not limited to jpeg, gif, tif, pdf, and java code), links, hyperlinks and other files, pages, sites, names or addresses located on an on-line global computer network presently used by the Seller.

“Net Working Capital” has the meaning set forth in Section 2.1(b).

“Net Working Capital Documents” has the meaning set forth in Section 2.3(c)(i).

“Notice of Objection” has the meaning set forth in Section 2.3(c)(i).

“Objection Period” has the meaning set forth in Section 2.3(c)(i).

“Orders” means all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

“Other Closing Adjustments” has the meaning set forth in Section 2.3(c)(i).

“Owned Land” has the meaning set forth in Section 1.1(d).

“Owned Improvements” has the meaning set forth in Section 1.1(d).

“Owned Real Estate” has the meaning set forth in Section 1.1(d).

“Parent” means Green Plains Inc., an Iowa corporation and the ultimate parent of the Seller.

“Payables” has the meaning set forth in Section 2.4(a)(i).

“PCB-containing Material” means polychlorinated biphenyls, including PCB-laden lubricating or hydraulic oils or transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls.

“Permits” has the meaning set forth in Section 1.1(h).

“Permitted Liens” means municipal and zoning ordinances, recorded easements, covenants and restrictions provided the same do not prohibit or materially interfere with the present use, or materially affect the present value, of the Owned Real Estate, general taxes levied on or after January 1, 2020 and not yet due or payable, and all Exceptions to which Buyer does not object or waives its objection pursuant to Section 8.3(b).

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Plant Specific Intellectual Property” means all Intellectual Property exclusively used in the operation of the Ethanol Plant as it is currently operated by Seller and either (a) owned by the Seller or its respective Affiliates, or (b) used pursuant to a license or other similar agreement between Seller, or Affiliates of Seller, and a Third Party; provided,  however, that the definition of Plant Specific Intellectual Property does not include Seller’s licenses to Intellectual Property set forth in the excluded contracts listed in Schedule 1.2(c), which licenses provide rights to Intellectual Property currently used in and necessary for the operation of the Ethanol Plant as it is currently operated by Seller, but which rights are not transferred to Buyer as part of this Agreement.

“Post-Closing Tax Period” has the meaning set forth in Section 8.4(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.4(b).

“Prepaid Expenses” has the meaning set forth in Section 1.1(b).

“Proceedings” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Taxes” has the meaning set forth in Section 8.4(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.15(b).

“Qualifying Rail Cars” has the meaning set forth in Section 6.13(b).

“Rail Car Agreements” has the meaning set forth in Section 6.13(a).

“Real Estate” means, collectively, the Owned Real Estate and the Leased Real Property.

“Real Property Leases” shall mean all real property leases and subleases (and all amendments, modifications or supplements thereto) to which a member of the Seller Group is a party (as lessee, sublessee, lessor or sublessor) relating to all or any portion of Leased Real Property.

“Records” means forms, files, plans and other data and information which are necessary to or desirable for the ownership, use, maintenance or operation of the Purchased Assets, the Ethanol Plant or the Business and which are owned or used by Seller, including, without limitation, all blueprints and specifications, system engineering and design information and all associated data files and data bases to the extent such systems exist exclusively for the operation of the Ethanol Plant, all personnel, and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all sales and use Tax Returns, reports, files and records, asset history records and files, all maintenance and repair records, all correspondence, notices, citations all plans, maps and surveys of the Real Estate, all plans and designs of buildings, structures, fixtures and equipment, and all books and records relating to the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, customer and vendor lists and all files and documents (including credit information) relating to customers and vendors of the Business, in each case which relate exclusively to the Purchased Assets.

“Repair Costs” has the meaning set forth in Section 8.5(b)(i).

“Repair Cost Dispute” has the meaning set forth in Section 8.5(b)(iii).

“Repair Negotiation Period” has the meaning set forth in Section 8.5(b)(ii).

“Required Consent” has the meaning set forth in Section 6.5.

“Restricted Interests” has the meaning set forth in Section 1.5(a).

“RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart K and Subpart M, as the same may be amended from time to time.

“RIN Pathway” means each pathway used by each Purchased Asset to generate valid EPA RINs under the RFS Program.

“Seller” has the meaning set forth in the first paragraph to this Agreement.

“Seller Casualty Threshold” means 15 % of the Base Purchase Price, in the aggregate.

“Seller Closing Certificate” has the meaning set forth in Section 9.2(c).

“Seller Guaranty” means the guaranty agreement that has been issued by the Seller Guarantor and delivered to Buyer on the Effective Date, a copy of which is attached hereto as Exhibit E-2.

“Seller Group” means the Seller together with its Affiliates.

“Seller Indemnitees” means Seller, its Affiliates and their respective officers, managers, directors, employees, agents, representatives, successors and assigns.

“Stored Grain” has the meaning set forth in Section 6.11.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Survey”, “Existing Surveys” and “Updated Survey” have the meanings set forth in Section 8.3(a).

“Syngenta/ADM Actions” has the meaning set forth in Section 1.2(l).

“Taking” has the meaning set forth in Section 8.5(a).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation of payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Seller.

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 10.5.

“Third-Party Estimate” has the meaning set forth in Section 8.5(b)(iii).

“Title Commitments”  has the meaning set forth in Section 8.3(a).

“Title Objections”  has the meaning set forth in Section 8.3(b).

“Title Policy” shall mean an Owner’s Policy of Title Insurance in Texas Land Title Association (TLTA) Form T-1, insuring Buyer’s title in the Real Property, subject only to the standard pre-printed exceptions of said Form T-1 and those Exceptions which constitute Permitted Liens and that are not Seller Liens.

“Trade Secrets” means all proprietary information of Seller necessary to the operation of the Ethanol (other than as included in the Excluded Assets) that is not generally known and is used primarily in or necessary for the operation of the Business or the Ethanol Plant, as to which reasonable efforts have been made to prevent unauthorized disclosure and which provides a competitive advantage to those who know or use it.

“Transaction Documents” has the meaning set forth in Section 1.5(b).

“Transferred Employee” has the meaning set forth in Exhibit C.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(ix).

“WARN” has the meaning set forth in Section 4.16(d).

Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person).

Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.

EXHIBIT B

INVENTORY METHODOLOGY

1.Scope and Definitions

A.Scope and Purpose of this Exhibit. This Inventory Methodology (the “Exhibit”) sets forth (i) the methods by which the quantity of the Products and the Chemicals which make up the Inventories at the time of Closing shall be measured or otherwise determined, and (ii) the formulas or methodology for determining the value of such Inventories. Annex I of this Exhibit contains the physical inventory measurement procedures and Annex II of this Exhibit contains the inventory valuation formulas and pricing methodology.

B.Certain Defined Terms. As used in this Exhibit, (i) the following capitalized terms have the following respective meanings, and (ii) other capitalized terms have the meanings ascribed to them in the main body of the Agreement; in each case unless context clearly requires otherwise:

“Annex” means the corresponding Annex to this Exhibit.

“ASTM” means ASTM International and the technical and engineering standards promulgated by ASTM International.

“Business Day” has the same meaning as that term is defined in the Agreement.

“CBOT” means the Chicago Board of Trade.

“Chemical Inventory” means all volumes of Chemicals owned by Seller or its Affiliates that are located in the Chemical Storage Facilities as of the Inventory Transfer Time.

“Chemical Storage Facilities” means and includes all tanks, drums, totes and other designated facilities for the storage of Chemicals and located within the boundaries of the Ethanol Plant.

“Chemicals” means all yeast, enzymes, chemicals, and other materials that are currently used in the manufacturing process conducted at the Ethanol Plant.

“CPL” means the Correction for the effect of Pressure on Liquid.

“CTL” means the Correction for the effect of Temperature on Liquid.

“DTN” means Data Transmission Network.

“Estimated Inventory Valuation Statement”  has the meaning given such term in Section 4 D of this Exhibit.

“Estimated Inventory Value”  has the meaning given such term in Section 4 D of this Exhibit.

“Ethanol Plant” has the same meaning as that term is defined in the Agreement.

Exhibit B, Page 1

“Final Inventory Determination” has the meaning given such term in Section 4 E. of this Exhibit.

“Final Inventory Value” means the amount of the final Inventory Value as determined in accordance with the procedures described in Section 4 of this Exhibit.

“Gallon” means one standard United States gallon at 60 degrees Fahrenheit.

“Gross Standard Volume” means the volume at 60 degrees Fahrenheit, including suspended sediment and water, as calculated by the most recent standards under the API Manual.

“Inventories” means the Product Inventory, the Chemical Inventory and the WIP Inventory.

“Inventory Committee” has the meaning given such term in Section 2 A of this Exhibit.

“Inventory Schedule” has the meaning given such term in Section 2 A of this Exhibit.

“Inventory Transfer Time” means 12:00:01 a.m. local time at each Ethanol Plant on the Closing Date.

“Inventory Value”  has the meaning given such term in Section 4 C of this Exhibit.

“In-Transit Inventory” means all volumes of Products that Seller has sold or contracted to sell, and in both cases a bill of lading therefore has been issued, on or before the Inventory Transfer Time that are scheduled for delivery to a third party facility or customer, but which have not, as yet, been delivered to a third party facility or customer as of the Inventory Transfer Time.

“Inspection Company” means an approved third party inspection company as mutually agreed to by Seller and Buyer, if any.

“Net Standard Volume” means the volume at 60 degrees Fahrenheit after deducting S&W from the Gross Standard Volume.

“OPIS” means Oil Price Information Service.

“Product Inventory” means all volumes of Products owned by Seller or its respective Affiliates that are located in the Product Tanks and Storage Facilities as of the Inventory Transfer Time.

“Product Inventory Quality Report”  has the meaning given such term in Section 4 E of this Exhibit.

“Product Inventory Quantity Report” has the meaning given such term in Section 4 A of this Exhibit.

“Product Tanks and Storage Facilities” means and includes all above-ground tanks, silos, and storage facilities, including any designated flat-storage buildings used for the storage of

Exhibit B, Page 2

Products and railcars used for the storage of Products where the Product has not yet been billed out or released to the rail carrier, located within the boundaries of the Ethanol Plant.

“Products” means all corn, dried distillers grains, modified distillers grains, wet distillers grains, finished ethanol (including Undenatured Ethanol), natural gasoline (denaturant), corn oil and any other products produced in the Ordinary Course of Business conducted at the Ethanol Plant.

“Schedule” means the corresponding Schedule to this Exhibit.

“Tank Heels” means the volume of Products below the lowest suction in a tank, unless the tank is equipped with a regular side entry pipe in which case “Tank Heels” means the volume below the middle of the lowest suction in such tank.

“Total Observed Volume” has the meaning given such term in Annex I.

“Undenatured Ethanol” means any 190 proof ethanol and/or 200 proof ethanol that is maintained in the Product Tank and Storage Facilities as of the Inventory Transfer Time.

“WIP Inventory” means the fermented corn bushels that Seller or its Affiliates have title to which are, as of the Inventory Transfer Time, still involved in the production and fermenting process  (including, slurry, liquification, fermentation and beerwell) within each of the Ethanol Plant and excludes any non-merchantable substances or products such as water or waste product. The parties agree that Undenatured Ethanol shall be included as WIP Inventory, but for purposes of this Exhibit shall be measured and valued hereunder as Product Inventory.

2.Appointment of Inventory Committee.

A.Inventory Committee.  An inventory committee (the “Inventory Committee”) consisting of a representative of each of Buyer and the Seller and an Inspection Company (if any) shall be established to prepare and conduct the physical inventory pursuant to the procedures set forth in this Exhibit and Annex I. As soon as practicable following the execution of the Agreement, but not less than ten (10) Business Days before the Closing Date, Buyer and Seller shall each designate their respective Inventory Committee representatives, and the representatives shall appoint the Inspection Company, as agreed to by the Parties. Promptly upon appointment of the Inspection Company, Seller shall provide Buyer and the Inspection Company with all information relating to the Inventories, including tank and product types, which is necessary to design and carry out an effective physical inventory in the manner set forth in this Exhibit and in accordance with the procedures set forth in Annex I. The Inventory Committee shall use this information to develop a mutually agreed upon measuring and sampling schedule by location and tank (the “Inventory Schedule”). The Inventory Schedule shall be approved by the Inventory Committee no later than five (5) Business Days prior to the Closing Date. All costs relating to the Inspection Company and carrying out the physical inventory, including man hours, laboratory testing, travel and incidental costs (such as bottles, cylinders, seals, etc.), shall be shared equally by Buyer and Seller (1/2 each). Any additional requests (outside of the inventory process) to the Inspection Company will be billed to the requesting party at 100%.

Exhibit B, Page 3

3.Determination and Measurement of Inventories.

A.Measurement of Product Inventory and WIP Inventory.  A physical inventory of the Product Inventory and WIP Inventory will be taken in accordance with this Exhibit and Annex I.

B.Measurement of Chemical Inventory. The quantity of Chemical Inventory shall be determined based upon the applicable books and records of Seller or its Affiliates and the actual storage capacity of the applicable tanks/storage facilities where the Chemical Inventory is stored immediately prior to the Inventory Transfer Time. As of the date of this Exhibit, the type (grade) of each Chemical comprising the Chemical Inventory and the storage capacity of the tank/facility where the Chemical Inventory is stored or used is set forth on Schedule 2

. Buyer shall have the right to confirm the volume of Chemicals as reflected in the books and records of Seller. For this confirmation, the Inventory Committee shall inspect and take a physical inventory of the Chemicals at or immediately prior to the Inventory Transfer Time. If there are any discrepancies between the volume of Chemicals reflected in the books and records of Seller and the physical inventory conducted by the Inventory Committee, the physical inventory shall control.

C.Tank Heels. The Tank Heels shall be measured as part (and not separately from) of the Product Inventory.

D.In-Transit Inventory.  The Parties expressly agree that In-Transit Inventory shall not be included as part of the Inventories, and Seller hereby retains all rights and obligations with respect to such In-Transit Inventory. Any loaded railcar located within the rail yard of the Ethanol Plant that has not been released to the railroad (billed) and for which no bill of lading has been issued shall be considered and measured as Product Inventory. A full listing of such loaded railcars shall be provided by Seller, along with a listing of railcars released to the railroad within 24 hours of the Inventory Transfer Time.

E.Miscellaneous Inventories. All other Inventories at the Ethanol Plant that cannot be measured, will transfer to Buyer or Buyer’s Affiliate at Closing for no additional consideration in accordance with the Agreement.

F.RINs. During the Inventory Process, Buyer shall have the right, along with the Seller, to verify that the number of RINs generated from the Ethanol Plant’s inventory of finished Ethanol that makes up the Product Inventory matches the volume of finished Ethanol that makes up the Product Inventory (as determined pursuant to the measurement procedures herein). If there are any discrepancies between the number of RINs and the final volume of finished Ethanol, Seller and Buyer shall resolve the discrepancy, which may include Seller acquisition of additional RINs if there is a shortfall.

4.Calculation of Inventories.

A.Product Inventory and WIP Inventory Quantity Report. Within 24 hours following the physical inventory of the Product Tanks and Storage Facilities, including the fermentation tanks, as it relates to WIP Inventory, members of the Inventory Committee will review and sign off on the Inspection Company’s final calculations of the Product Inventory and WIP Inventory which shall be provided in a report that reflects the total measured amount of Product Inventory and WIP Inventory (such final calculations of Product Inventory shall be referred to as the “Product Quantity Report”).

B.Chemical Inventory Amounts. At Closing, Seller shall provide or cause the Inspection Company to provide Buyer with the deemed quantity and quality of the Chemical Inventory, as determined in accordance with Section 3 B of this Exhibit.

Exhibit B, Page 4

C.Inventory Value.  The value of the Inventories (the “Inventory Value” shall be calculated by multiplying (i) the quantities of the various Products comprising the Product Inventory and WIP Inventory measured pursuant to Annex I and reflected in the Product Inventory Quantity Report, or determined in accordance with Section 3 B of this Exhibit as it relates to the Chemical Inventory,  by (ii) the relevant price formulas set forth in Annex II for such Products, WIP Inventory and/or Chemicals; plus the mark to market value associated with Commodity Contracts pursuant to Annex II.

D.Estimated Inventory Value. No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer as part of the Estimated Net Working Capital Statement in accordance with Section 2.3(b) of the Agreement, a statement (the “Estimated Inventory Valuation Statement”) setting forth Seller’s reasonable good faith estimate of the Inventory Value as of the Closing Date, as determined in accordance with Seller’s books and records and this Exhibit (the “Estimated Inventory Value”), together with supporting calculations and information used to determine the Estimated Inventory Value.

E.Product Inventory Quality Report. On or before fifteen (15) days following the Closing Date, Buyer shall cause the Inspection Company to provide the parties with a physical inventory report indicating the qualitative test results by tank or storage facility of the Product Inventory and WIP Inventory (the “Product Inventory Quality Report”). During the fifteen (15) day review period following receipt by Seller and Buyer of Product Inventory Quality Report, either Buyer or Seller may question the calculations and/or laboratory results set forth in Product Inventory Quality Report and the appropriate members of the Inventory Committee shall resolve any outstanding quality or quantity (as it specifically relates to quality valuation) disputes. At the end of such review period and following resolution of all quality and quantity (as it specifically relates to quality valuation) disputes, the quality and quantity (as it specifically relates to quality valuation) entries set forth in the adjusted (if any) Product Inventory Quality Report will become the official quality and quantity (as it specifically relates to quality valuation) measurements of the Product Inventory and WIP Inventory as of the Inventory Transfer Time. The quantity of Chemical Inventory as determined in accordance with Section 3 B hereof and the quantity of the Product Inventory as reflected in the Product Inventory Quantity Report, as may be adjusted based on the final Product Inventory Quality Report, will become the “Final Inventory Determination”.

F.Inventory Purchase Price Adjustment. If the Final Inventory Determination reveals a quantity of Inventories that is less than or more than the Inventories reflected in the Product Inventory Quantity Report or calculated as part of the Estimated Inventory Value, the Inventory Value (calculated pursuant to Section 4 C hereof) shall be adjusted accordingly, based on the increased or decreased quantity of Inventories, as part of the Net Working Capital Adjustment. If the Final Inventory Determination requires a quality adjustment to the Inventory Value, such adjustment shall be made as part of the Net Working Capital Adjustment.

Exhibit B, Page 5

Annex I

Physical Inventory Measurement Procedures

A.Inventory Measurement Procedures for Product Inventory

1.Eligible Quantities. In determining the quantities of the various Products to be inventoried, all volumes and mass determinations shall be determined on the basis of the Inventory Transfer Time and as of the completion of delivery to or from the Ethanol Plant. Non-usable and non-merchantable quantities of Products and materials such as water and other foreign contaminants commonly referred to as sediment and water shall be excluded for purposes of determining the quantities of inventory.

2.Independent Inspection. All measurements and verifications involved in the inventory determination will be done by the Inspection Company with the participation of the Inventory Committee representatives. The Inventory Committee representatives shall have the right to participate in the physical inventory process by observing the measurements, verifications and other procedures. In addition, each of Buyer and Seller shall each have the right to have its own independent accountants, consultants, or agents present during the physical inventory, at each such party’s sole cost and expense.

3.Measurement Protocol. All measurements, sampling and analyses related to the determination of quality and quantity of the Product Inventory shall be done in accordance with the latest versions of the API Manual of Petroleum Measurement Standards as published by the American Petroleum Institute (the “API Manual”), latest ASTM test methods as published by ASTM International, or by currently accepted industry standards or procedures. The specific standards to be used shall be determined by Buyer and Seller not less than three (3) Business Days prior to the Closing Date. All issues related to inventory measurements such as sampling, temperature readings, and gauging shall be resolved by the Inventory Committee to the best of its ability at the time the measurement is taken. Any disputes shall be resolved by noon the following working day (or in the case of quality disputes, promptly following receipt of analyses) by the Inventory Committee by majority vote, excluding the Inspection Company. The Inspection Company shall act as a subject matter expert in the discussion for the resolution of disputes.

4.Certification of Measurements and Laboratory. The Inspection Company will standardize, certify or validate, with proper documentation, all measurement equipment (gauging tapes, weigh scales, temperature devices) used in the inventory process. The Inspection Company will provide quality assurance documentation for its laboratory used for the physical inventory process. If an Ethanol Plant laboratory is utilized, the Inspection Company will review the Ethanol Plant laboratory’s quality assurance program, including calibration documentation for all equipment used, for compliance and recommend corrections to non-compliant issues. All analyses conducted in the Ethanol Plant laboratory are to be witnessed by a qualified technician employed by the Inspection Company. The Parties may each have their Inventory Committee representative witness all analyses.

Exhibit B, Page 6

5.Acceptance and Review. The measurements of the Product Inventory and WIP Inventory shall be done at the agreed time by the Inventory Committee. Buyer and Seller shall be deemed to have accepted the accuracy of physical inventory of the Product Tanks and Storage Facilities as recorded by the Inspection Company at the time of the physical inventory and noted on a measurement sheet (the “Measurement Sheet”) if the authorized representative of each of the parties “signs-off” on the Measurement Sheet.

6.Pre-Closing Inventory Procedures. Prior to the Inventory Transfer Time, Seller’s personnel shall determine which tanks, silos or flat storage areas comprising the Product Tanks and Storage Facilities shall be active and inactive as of the Inventory Transfer Time. The aforementioned Inventory Schedule will take into account this determination and will provide for performing the physical inventory of both active and inactive storage tanks prior to the Inventory Transfer Time. Said Inventory Schedule will be subject to the approval of the Inventory Committee, and shall indicate the following for each tank, silo, or flat storage area to be inventoried:

(a)Storage tank location, tank number, and tank type;

(b)Tank strapping tables and tank drawings

(c)Status at Closing (active or inactive);

(d)Products stored;

(e)Tank gauge height;

(f)Tank calibration (ullage or innage); and

(g)Tank Heels (volume)

7.Physical Inventory Procedures

(a)General:  Tanks with floating roofs shall have roofs outside critical zone when measurements are performed. Tank mixers shall be shut off at least two (2) hours prior to gauging. Silo augers will be shut off at least one (1) hour prior to gauging. Temperature measurements will be obtained at the time of gauging, except as otherwise provided herein. For any 190 proof and 200 proof ethanol tanks included as part of the Product Tanks and Storage Facilities side gauge and/or DCS reading through level transmitter shall be used. To the extent applicable, the Parties will cooperate to develop mutually reasonably acceptable procedures, including a cutoff time (e.g. six hours prior the Inventory Transfer Time) to suspend any receiving and shipping activity, to address measurement of Products that are in the midst of delivery to or from the Ethanol Plant as of the Inventory Transfer Time.

(b)Nonmoving Tanks (Inactive Tanks):

(i)All Product Tanks and Storage Facilities that are standing with no movement in or out as of the Inventory Transfer Time (“Inactive Tanks”) will be measured, gauged and sampled prior to the Inventory Transfer Time in accordance with the Inventory Schedule. All valves in and out of the tank or silo will be closed and sealed at the time of gauging. The Inspection Company will seal the tank valves and will be responsible for recording seal numbers and checking of seals. If it is necessary to break seals to transfer

Exhibit B, Page 7

Products into or out of a sealed gauged tank, prior notification and confirmation must be obtained from the Inventory Committee in order to keep accurate records of the proceedings.

(ii)Once inventory measurement operations have started, no tank switching, changes or movements shall be made without notification to the Inventory Committee. If tank seals are broken, the impacted tanks must be resealed when movement stops. Each such affected tank must then be gauged, sampled and temperature determined anew. Otherwise, it will be gauged as an Active Tank (defined below).

(iii)Inactive Tanks that are required for thermal relief of connecting pipelines will be manually gauged and compared to the tank’s automatic gauge reading. The automatic gauge will be confirmed as close to the Inventory Transfer Time as possible. The automatic gauge reading will be monitored every 10 minutes for 90 minutes before and after the transfer time to confirm that there was no movement into or out of said tank. In cases where the automatic gauge readings indicate tank movement, the tank will be gauged as an Active Tank.

(c)Moving Tanks (Active Tanks):

(i)Product Tanks and Storage Facilities that must have movements in or out (“Active Tanks”) during the physical inventory quantification process as of the Inventory Transfer Time will be manually gauged during a period in which said tanks and facilities are temporarily inactive, as close to the Inventory Transfer Time as possible. The physical inventory of these tanks and facilities will be obtained using the applicable procedures prescribed herein and must coincide with the “closing” of rack meters where appropriate.

(ii)Each Active Tank that will remain active during the inventory period will be measured as close to the Inventory Transfer Time as possible. The gross inventory measurement will be compared against the Active Tank’s automatic gauges. The volume difference between the two measurements, in gross inches or fractions thereof, will be recorded on the tank’s physical inventory worksheet.

(d)WIP Inventory.

(i)For corn included in WIP – DCS readings (through level transmitter) shall be provided along with support lab data to determine percentage of the corn in WIP.

(ii)For any slurry, liquefaction and beerwell tanks, the Inventory Committee shall obtain DCS % full and capacity (including source for stated capacity)

Exhibit B, Page 8

(iii)For each fermenter tank, the Inventory Committee shall obtain DCS % full and capacity (including source for stated capacity), tank status of in process, filling or dropping, along with liquid solid %, fill level and drop level.

(e)Sampling, Testing and Retention of Samples:

(1)Inventory Schedule:  The Inventory Committee shall finalize the Inventory Schedule within 5 days prior to the Closing Date. Sufficient sample amounts will be obtained to satisfy the quality requirements and retain volumes. At the Inventory Committee’s discretion, during the inventory process sample requirements may change to reflect tank or product conditions observed at time of measurement.

(2)Ethanol and Natural Gasoline: A minimum of two running average samples (glass sample containers only) will be obtained per measured tank per ASTM D4057 (Standard Practice for Sampling of Petroleum and Petroleum Products). At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses. Ethanol analysis to follow guidelines under ASTM D-4806-08.

(3)Corn: A minimum of two composite sample sets will be obtained per silo or storage area per industry standards. At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses.

(4)Distillers Grains: A minimum of two composite sample sets will be obtained per silo or storage area per industry standards. At the Inventory Committee’s discretion and approval the amount/volume of sample obtained will be increased dependent on required laboratory analyses.

(5)Quality Analyses: Besides the standard analyses needed for volume calculations (API gravity, water and sediment determinations) the analyses will reflect the applicable specifications as outlined in Note 1 on Annex II.

(6)Retention: All samples (used and unused) shall be sealed and retained. These sealed samples will be properly maintained by the Inspection Company for a period of ninety (90) days or a mutually agreed retention time. At the time of disposal, the Inspection Company will properly dispose of samples and appropriate “cradle to grave” documentation forwarded to the parties. All retained samples shall be made available to the parties three (3) Business Days after their respective requests to the Inspection Company.

(7)Measurement: All measurements taken during the physical inventory process will be performed by the Inspection Company. The following will be measured, recorded/obtained and documented by the

Exhibit B, Page 9

Inspection Company on the individual Measurement Sheet: (1) tank location, identification, and type, (2) date and time of measurements, (3) product type within tank, (4) manual gauge or weigh scale data recorded in appropriate units and fractional units, (5) measurement method, that is, innage or ullage or weigh scale, (6) temperature readings, (7) Free Water measurement recorded in appropriate units, and (8) the tanks automatic reading, and (9) seal numbers if tank valves are sealed.

8.Meter Readings – Loading Racks And Pipelines

(a)Inactive Systems. Meter readings shall be obtained on all inactive metered systems (tank truck rack and rail car rack) in advance of the Inventory Transfer Time. The Inspection Company will secure these systems by sealing same to ensure that no liquid Products are moved through these systems during the physical inventory process. The non-resetable total amount of product movements as indicated from the flow computers will be provided to and retained by Buyer, Seller and the Inspection Company.

(b)Active Systems: Meter readings shall be obtained on all active metered systems coincident with the physical inventory measurements obtained on the storage tank(s) by supplying said metered systems. The non-resetable total amount of product sales or other product transactions recorded through the flow computer of each meter will be provided to and retained by Buyer, Seller and the Inspection Company.

9.Post-Inventory Procedures. The Inventory Committee members and the Inspection Company representative shall sign the Measurement Sheet for each tank, silo or other storage facility inventoried, which shall include the calculation of gross observed volume or gross weight. Similarly, the Inventory Committee members shall identify and acknowledge all closing weigh scale and meter readings, as well as the last rack sale, Products shipments, and Products receipts prior to the physical inventory. An inspection shall be made to assure that all systems previously closed and sealed remained inactive during the physical inventory and that no product movements occurred through these systems. Any seals found to be broken during this inspection would subject that tank facility or system to be re-weighed or re- gauged. At this time all seals will be removed by the Inspection Company.

10.Calculation of Final Measured Product Inventory and WIP Inventory Quantity. The Inspection Company will tabulate the data from the signed individual tank Measurement Sheets and using current tank calibration tables will determine the total observed volume or mass for each of the Product Tanks and Storage Facilities (“Total Observed Volume or Mass”). Correcting for Free Water and other impurities, applying roof corrections, applying tank shell corrections, or other applicable and agreed corrections and using the most current CTL and CPL correction factors, the Total Observed Volumes and Mass will be corrected to Gross Standard Volumes and Mass and then to Net Standard Volumes and Mass. In the event calibration tables (as measured and calculated by an independent company in the tank calibration business) do not exist, the Product Inventory and WIP Inventory shall be calculated using the normal method in use at the Ethanol Plant. Once official calibration tables are available, the Product Inventory and WIP

Exhibit B, Page 10

Inventory shall be revised using these tables. All ethanol volumes shall be corrected to 60 degrees Fahrenheit using the most current versions of the RFS-2 for volume correction factors.

Exhibit B, Page 11

Annex II

Inventory Valuation

This Annex II sets forth the valuation formulae and procedures for valuing the Inventories in order to determine the Inventory Value.

The Commodity Contracts outlined in Schedule 1.1(q) of the Agreement will be brought to market as of the Closing Date using the valuation formulae outlined below and the adjustment to prices outlined in Schedule 1. As relates to corn contracts, within 5 days prior to the Closing Date, Buyer and Seller will determine appropriate basis levels for all future delivery period contracts. Parties agree that for any contract purchased or sold on a delivered basis that Buyer and Seller will use commercially reasonable estimates to determine the appropriate market price. In addition, the parties agree to cooperate in the exchange of corn futures information and positions.

Except as specifically set forth herein, the applicable price used to calculate the total value for each applicable portion of the Inventories will be based on a five (5) day wrap around the Inventory Transfer Time, as follows: two (2) days before, the day of, and two (2) days after the Inventory Transfer Time. If the Inventory Transfer Time falls on a Saturday, then the effective price for the prior Wednesday, Thursday and Friday and the following Monday and Tuesday will be used. If the Inventory Transfer Time falls on a Sunday, then the effective price for the prior Thursday and Friday and the following Monday, Tuesday and Wednesday will be used, so as to always use five (5) separate quotations. If a holiday should occur within the 5-day range, the holiday will be excluded and only a 4-day range will be used. To the extent this Annex II references a differential, such differential shall be based on the last trade prior to Closing.

All volumes of Product making up the Product Inventory and the WIP Inventory that do not meet the relevant quality specifications shall be subject to downward price adjustments in an amount to be determined by the Parties negotiating in good faith.

Inventory Component	Pricing Methodology (Subject to required testing in Note 1)
Ethanol	Chicago Ethanol OPIS Mean, plus applicable “Location Differential” as set forth in Schedule 1
Undenatured Ethanol	Ethanol price as determined above divided by 98% minus the product of Natural Gasoline as determined below multiplied by 2%
Corn Oil	Corn Chicago Board of Trade Soybean Oil Mean, plus applicable “Location Differential” as set forth in Schedule 1

Exhibit B, Page 12

Natural Gasoline	Natural Gasoline Conway OPIS Mean, plus applicable “Location Differential” as set forth in Schedule 1
Corn	Corn Chicago Board of Trade Mean, plus applicable “Location Differential” as set forth in Schedule 1
Dried Distillers Grains with Solubles	Corn value for the applicable Ethanol Plant as determined above multiplied by 2,000 divided by 56 multiplied by the applicable percentage as set forth in Schedule 1
Chemicals

All chemicals shall be valued at actual cost and supported by current vendor invoices to determine value that includes both unit price with unit of measure. Average price per chemical (units of measure) will be multiplied by the physical quantity confirmed through inspection process.

WIP Inventory	WIP Pricing is the same as the Corn price for “fermented corn bushels” multiplied by the quantified fermented corn bushels.

The price for Tank Heels shall be determined as follows:

Tank Heels:

EthanolSame price as Ethanol in Annex II

Natural GasolineSame price as Natural Gasoline in Annex II

Note 1

Specifications/Required Testing

Exhibit B, Page 13

Ethanol, except for Undenatured Ethanol

Ethanol vol % (ASTM D5501), Methanol vol % (ASTM D5501), Water Content vol % (ASTM E1064), Denaturant vol % (ASTM D5501), Appearance ASTM D4176, Specific Gravity (ASTM D4052), Inorganic Chloride (ASTM D7319), Sulfur ppm (ASTM D2622 or D5453), Acidity (ASTM D1613), Sulfate ppm (ASTM D7319)

Undentatured Ethanol	Specifications to be based on industry standards and mutually agreed upon by members of the Inventory Committee
Natural Gasoline	API ASTM D4052, Sulfur ppm mass (D2622 or D5453), Appearance ASTM D4176, Vapor Pressure RVP ASTM D5191
Corn	Weight (lbs/bu), Moisture, Foreign Material, Heat Damage, Damage, Weevils & Grain Insects
Corn Oil	Specifications to be based on industry standards and mutually agreed upon by members of the Inventory Committee
Wet Distillers Grains with Solubles	Moisture, Crude Protein, Crude Fat, Crude Fiber, Sulfur

Exhibit B, Page 14

Schedule 1

LOCATION DIFFERENTIALS

Note: “TBD” as used herein shall mean to be determined using the five (5) day wrap period referenced in this Annex II.

Ethanol

LocationDifferential ($/Gal)

Hereford, TX$(0.__)

Natural Gasoline

LocationDifferential ($/Gal)

Hereford, TXTBD

Corn Oil

LocationDifferential ($/LB)

Hereford, TXTBD

Corn

LocationDifferential ($/Bu)

Hereford, TXTBD

Wet Distillers Grain

Location% Corn

Hereford, TXTBD

Exhibit B, Page 15

Schedule 2

The type (grade) of each Chemical comprising the Chemical Inventory and the storage capacity of the tank/facility where the Chemical Inventory is stored or used is set forth on Schedule 2 in the Data Room for this transaction.

Exhibit B, Page 16

EXHIBIT C

EMPLOYMENT MATTERS

Section 1.1Employment Offers to Active Employees.

(a)Buyer shall (or shall cause one of its Affiliates to), on or prior to the Closing Date, make an offer of employment to each Employee other than (i) those Employees who are on short-term disability leave and do not return to active employment within sixty (60) days after the Closing Date, or (ii) those Employees who are on long-term disability leave (collectively, “Leave”). Any such employment offers by Buyer will be subject to and contingent upon the occurrence of Closing. Seller agrees to allow Buyer reasonable access to all Employees who are to become Transferred Employees beginning after the Effective Date, to enable Buyer, at its option, to conduct informational and benefit enrollment meetings with the relevant Employees in anticipation of Closing. All Employees who accept employment with Buyer, pursuant to the offers described in this Section 1.1 are referred to herein as “Transferred Employees”. The date on which a Transferred Employee commences active employment with Buyer or one of its Affiliates, as applicable, shall be the effective date of his or her employment with Buyer and is hereafter referred to as that Transferred Employee’s “Transfer Date”).

(b)Seller shall, promptly, but in no event later than ten (10) Business Days, after the Effective Date, provide Buyer with employment data, including the name, title, years of service, date of hire, current salary, hourly rate, wages, bonus and incentive opportunity, credited and unused vacation and/or sick pay, exempt or non-exempt status and the job grade of each Transferred Employee to, among other purposes, enable Buyer to input such persons into Buyer’s payroll and other relevant computer systems in advance of Closing.

(c)Buyer shall offer Transferred Employees compensation and benefits comparable in the aggregate to the compensation and benefits provided by Seller (or its Affiliates) in their current employment.

(d)Buyer shall have no obligation with regard to former Employees who are retired, or who are not or shall have ceased to be Employees as of the Closing Date.

Section 1.2Service Credit. From and after the Closing Date, Buyer shall give the Transferred Employees credit for their service recognized by Seller or Seller’s Affiliates prior to the Closing Date (as reflected in the employment data furnished to Buyer pursuant to Section 1.1(b)) for purposes of eligibility, vesting and benefit determination under all applicable plans and programs of Buyer as well as for purposes of determining any vacation eligibility under the Buyer’s Benefit Plans.

Section 1.3Vacation. Seller shall be responsible for paying the Transferred Employees for any vacation accrued but not used as of the Closing Date under the applicable vacation policy of Seller or Seller’s Affiliates. From and after the Closing Date, Buyer shall provide all Transferred Employees with vacation in accordance with Buyer’s or its Affiliate’s vacation policy based upon the recognized credited service amounts, subject to proration from and after the Closing Date, of such Transferred Employees with Seller or Seller’s Affiliates.

Section 1.4Seller Obligations. Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for all such salaries and wages accruing prior to the Closing Date as well as for any Liabilities due to, or accrued by, Employees as of the Closing Date under the Seller’s Benefit Plans, including earned or accrued vacation time, bonuses, incentive payments (including but not limited to the variable cash incentive program, retention bonus, special recognition awards, attendance awards, and special compensation pay for high work periods), and restricted stock units. Seller shall be responsible for any severance pay or benefits that accrue under any severance pay plan or policy of Seller or its Affiliates prior to the Closing with respect to each Employee, whether or not such Employee is also a Transferred Employee. Seller hereby retains as an Excluded Liability, all Liabilities or obligations arising out of or with respect to (i) the Transferred Employees’ employment with, their benefits, or the termination of their employment from Seller or its Affiliates prior to the Closing; (ii) any employees formerly employed by Seller or its Affiliates, employment with, or the termination of their employment from Seller or its Affiliates prior to Closing; (iii) any and all employee related claims or grievances arising prior to the Closing; (iv) all Seller’s Benefit Plans; and (v) to the extent relating to the period prior to Closing, the misclassification by Seller or its Affiliates of any Person providing services to the Ethanol Plant or to Seller or its Affiliates as an independent contractor or consultant where such classification by Seller or its Affiliates should have been as an Employee or former employee.

Section 1.5WARN Act.  Neither Seller nor Buyer will take or fail to take, any actions that would violate the provisions of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state law (including the giving of notices as may be required to Governmental Authorities as well as affected Employees). Buyer shall be responsible for, and Buyer shall indemnify the Seller Indemnitees from and against all Losses arising out of the notification or other requirements of the WARN Act with respect to Transferred Employees on or after the Closing.

Section 1.6Severance. In the event that the employment of any Transferred Employee is terminated by Buyer within twelve (12) months following the Closing Date, other than for violation of generally applicable policies of Buyer or its Affiliate, then the Buyer shall provide such Transferred Employee with severance pay and benefits available under any severance package that Buyer may make available to similarly situated employees of Buyer or its Affiliate.

Section 1.7No Third Party Beneficiaries. No provision of this Exhibit C shall create any third-party beneficiary rights in any Person, including any employee or former employee (and any beneficiaries, dependents or representatives thereof) of Seller or Buyer or any of their respective Affiliates, and no provision of this Exhibit C shall create such third-party beneficiary rights in any Person in respect of any benefits that may be provided, directly or indirectly, under any Seller Plan or arrangement of Buyer, the Seller or its Affiliates, and nothing herein shall be construed as an amendment to any Seller Plan or arrangement.

Section 1.8Workers’ Compensation. Buyer’s workers’ compensation program shall be responsible for all claims for benefits that are based upon events occurring at or after the Transfer Date by participating Transferred Employees. Seller’s workers’ compensation program shall be responsible for all claims for benefits that are based upon events occurring prior to Transfer Date by participating Transferred Employees.

Section 1.9Withholding. Buyer and Seller agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004 2 C.B. 320 (the “Standard Procedure”). Seller shall, in accordance with Revenue Procedure 2004-53, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively, the “Employee Withholding Documents”) with regard to wages paid to Transferred Employees through their respective Transfer Date. Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages paid to Transferred Employees after their respective Transfer Dates. Buyer and Seller shall cooperate in good faith to the extent necessary to permit each of them to comply with the Standard Procedure.

EXHIBIT D

TRANSITION SERVICES AGREEMENT

[attached]

D-1

EXHIBIT E-1

BUYER PARENT GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement”) is entered into as of ___________________________, 2020, by AgriAssets Holdings LLC, a Delaware limited liability company (“Guarantor”), for the benefit of Green Plains Hereford LLC (“Seller”). Terms used but not defined herein shall have the meanings assigned to them in the APA (as defined below).

RECITALS

A.Hereford Ethanol Partners, L.P., a Delaware limited partnership (“Obligor”) has entered into that certain Asset Purchase Agreement dated as of ________________________, 2020 with Seller for the sale and purchase of the Purchased Assets comprising the Ethanol Plant (the “APA”).

B.Obligor and Seller have entered into or will enter into the Transaction Documents.

C.As a condition precedent to Closing under the APA and the execution and delivery of the Transaction Documents, Seller requires the execution of this Agreement.

D.Guarantor, directly or indirectly, owns all of the equity interests in Obligor.

NOW THEREFORE, as a material inducement to Seller to enter into the APA and the Transaction Documents with Obligor, and in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Seller as follows:

Section 1.1Organization and Qualification. Guarantor is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 1.2Due Authority. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not violate, breach or contravene Guarantor’s governing documents. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws affecting enforcement of creditors’ rights generally and (ii) principles of equity affecting the availability of specific performance and other equitable remedies.

E-1, Page 1

Section 1.3Solvency. There are no bankruptcy, insolvency, reorganization, receivership or similar procedures pending with respect to, being contemplated by or, to the knowledge of Guarantor, threatened against Guarantor. Guarantor is not insolvent and will not be rendered insolvent as a result of execution of this Agreement. Guarantor has the financial capacity to perform all of its obligations under this Agreement.

Section 1.4Consideration. Guarantor has received adequate consideration for entering into this Agreement, including the execution of the APA and the other Transaction Documents by Seller and Obligor, and the undertaking of the Obligations (as defined below) by Obligor.

ARTICLE II
GUARANTY OF OBLIGATIONS

Section 2.1Guaranty.

(a)Subject to any rights, setoffs, counterclaims, and any other defenses that the Guarantor expressly reserves to itself under this Agreement, Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Seller the due and punctual payment by Obligor of all amounts payable by Obligor under the APA and the other Transaction Documents (all such obligations, terms and provisions as now or hereafter in existence being collectively called the “Obligations”), whether according to the present terms thereof, or pursuant to any change in the terms, covenants and conditions thereof at any time hereafter made or granted, including pursuant to any amendments, extensions or renewals of the APA, the other Transaction Documents or the Obligations. Guarantor agrees and acknowledges that no amendment, extension or renewal of the APA, the other Transaction Documents or the Obligations will discharge or otherwise affect the liability of Guarantor under this Agreement. Guarantor shall not be liable hereunder for special, consequential, exemplary, tort or other damages except to the extent the same comprise Obligations.

(b)In the event that Obligor shall fail in any manner whatsoever to pay the Obligations, when and as the same shall be required to be paid under the terms of the APA or the other Transaction Documents, Guarantor will itself, in accordance with the terms of the APA or other Transaction Documents, duly and punctually pay such Obligations, or cause the same to be duly and punctually paid as if Guarantor were itself the obligor with respect to such Obligations under the APA or the other Transaction Documents, as applicable. All sums payable to Seller under this Agreement shall be paid within ten (10) Business Days after Seller’s demand for payment is received, in immediately available funds in lawful money of the United States of America.

Section 2.2No Demand or Notice.

(a)It shall not be a condition to the guarantees and agreements set forth in Section 2.1 (the “Guaranty”) that Seller shall have first made any request of, or demand upon, or given any notice of the occurrence of a default under the APA or the other Transaction Documents (unless such notice is specifically required under the APA or the other Transaction Documents) or any other notice whatsoever to, Guarantor or Obligor or any other person, or shall have instituted

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any action or proceeding against Obligor or any other person in respect thereof, or shall have joined Obligor in any such action or proceeding.

(b)Seller, in asserting the benefit of the Guaranty, shall give prompt notice to Guarantor of any failure by Obligor to pay, perform or observe any Obligation; provided, however, that any failure, delay (subject to applicable statutes of limitations) or defect in the giving of such notice shall not alter or affect the Guaranty under this Agreement.

Section 2.3Waiver of Resort to Security. Guarantor further agrees that this Agreement constitutes a continuing guarantee of payment when due and not a guarantee of collection, and Guarantor waives any right to require as a condition to its Guaranty that any resort be had by Seller to any security held for the payment of any Obligation.

Section 2.4No Discharge. The Guaranty is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, as the case may be, with respect to its Guaranty.

Section 2.5Waivers by Guarantor.

(a)Guarantor hereby waives with respect to its Guaranty but without prejudice to the rights of the parties to the APA or the other Transaction Documents, any notice of acceptance of this Agreement by Seller, grace, presentment, demand, protest, notice of the occurrence of a default under the APA or the other Transaction Documents and any other notices of any kind whatsoever and promptness in making any claim or demand hereunder (subject to applicable statutes of limitations).

(b)The Guaranty shall not be affected by (i) any extension or modification of the APA, the other Transaction Documents or any agreement related to the foregoing, (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of the APA, the other Transaction Documents or of any agreement related to the foregoing, including any change in the time, manner or place of payment or performance of any of the obligations under the APA or the other Transaction Documents or (iii) the release of any security held for payment of any Obligations.

Section 2.6No Reduction. The Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 2.9.

Section 2.7Enforcement. Notwithstanding anything herein to the contrary, Seller may proceed to enforce the Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Seller or any of its successors or assigns may have against Obligor or any other Person.

Section 2.8Continued Effectiveness. The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of Obligor is rescinded or must otherwise be restored or returned by the Person receiving such

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payment upon the insolvency, bankruptcy or reorganization of Obligor, all as though such payment or part thereof had not been made.

Section 2.9Certain Defenses. Nothing herein is intended to deny to Guarantor, and it is expressly agreed that Guarantor shall have and may assert, any and all the defenses, set-offs, counterclaims and other rights (other than those relating to insolvency, bankruptcy or reorganization as described in Section 2.8) with regard to any Obligation that Obligor may possess except as set forth herein or any other defense Obligor may possess relating to lack of validity or enforceability of the APA, the other Transaction Documents or any other agreement or instrument relating to the foregoing as against Obligor arising from (a) the defective incorporation or other defective organization of Obligor, (b) Obligor’s lack of qualification to do business in any applicable jurisdiction or (c) Obligor’s defective corporate or other organizational authority to enter into, deliver or perform the APA or any other Transaction Documents.

ARTICLE III
MISCELLANEOUS

Section 3.1Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS RULES AS APPLIED IN NEW YORK.

Section 3.2Jurisdiction; Consent to Service of Process; Waiver. Guarantor and Seller each agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the City of Wilmington, Delaware and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, and (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it. Guarantor and Seller each hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 3.3Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. The word “including” means “including, but not limited to”. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof. Reference to any Person includes such Person’s successors and permitted assigns. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

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Section 3.4Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by Guarantor and Seller.

Section 3.5Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by a recognized international courier service (such as Federal Express or UPS), via facsimile or electronic transmission, or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile or electronic transmission to the following numbers:

If to Guarantor, to:

AgriAssets Holdings LLC

4514 Cole Avenue, Suite 1175

Dallas, Texas 75205

Attn: Chief Executive Officer

Telephone: (806) 374-1811

Facsimile Number: (806) 374-3003

Email: dgales@frionaindustries.com

If to Seller, to:

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Attn: Chief Legal & Administration Officer

Telephone: (402) 315-1629

Facsimile: (402) 952-4916

Email:  michelle.mapes@gpreinc.com

or to such other address or facsimile number or email address as Guarantor or Seller may, from time to time, designate in a written notice given in accordance with this Section 3.5. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission or electronic transmission (e.g., “pdf”), upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery shall be as shown by the return receipt therefor.

Section 3.6Public Announcements. Neither Guarantor nor Seller will issue or make any press releases or similar public announcements concerning the Guaranty or this Agreement without the prior written consent of the other Party hereto, except as may be required by Law. In the event that it is required by Law to make a disclosure concerning this Agreement such party shall use diligent efforts to first notify the other Party hereto before making such disclosure.

Section 3.7Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Guarantor in connection with this Agreement shall be paid by Guarantor,

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and all costs and expenses incurred by Seller in connection with this Agreement shall be paid by Seller.

Section 3.8Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Guaranty contemplated hereby is fulfilled to the extent possible.

Section 3.10Assignment. This Agreement shall not be assigned by Guarantor or Seller (including by operation of law or otherwise), except in connection with an assignment permitted under the APA or the other Transaction Documents. Any purported assignment of this Agreement in violation of this Section 3.10 shall be null and void.

Section 3.11Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.12Counterparts. This Agreement may be executed in multiple counterparts and by Guarantor and Seller in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement delivered via facsimile or emailed as portable document format (PDF) attachments shall have the same binding effect as originals; provided that each party hereto uses commercially reasonable efforts to deliver to the other party hereto original signatures as soon as possible thereafter.

Section 3.13Entire Agreement. This Agreement, the APA and the other Transaction Documents constitute the entire agreement of Guarantor and Seller with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, between Guarantor and Seller with respect to the subject matter hereof.

Section 3.14No Third Party Beneficiary. This Guaranty is given by Guarantor solely for the benefit of Seller and its successors and permitted assigns, and is not to be relied upon by any other Person or entity.

Section 3.15Term of Guaranty.This Guaranty Agreement shall continue in effect until all Obligations have been satisfied.

[the following page is the execution page]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUARANTOR:

AGRIASSET HOLDINGS LLC

By:______________________________

Name:______________________________

Title:______________________________

ACCEPTED:

Green Plains Hereford LLC

By:______________________________

Name:______________________________

Title:______________________________

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EXHIBIT E-2

SELLER PARENT GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement”) is entered into as of ___________________________, 2020, by GREEN PLAINS INC., an Iowa corporation (“Guarantor”), for the benefit of Hereford Ethanol Partners, L.P. (“Buyer”). Terms used but not defined herein shall have the meanings assigned to them in the APA (as defined below).

RECITALS

A.GREEN PLAINS HEREFORD LLC (“Obligor”) has entered into that certain Asset Purchase Agreement dated as of ________________________, 2020 with Buyer for the sale and purchase of the Purchased Assets comprising the Ethanol Plant (the “APA”).

B.Obligor and Buyer have entered into or will enter into the Transaction Documents.

C.As a condition precedent to Closing under the APA and the execution and delivery of the Transaction Documents, Buyer requires the execution of this Agreement.

D.Guarantor, directly or indirectly, owns all of the equity interests in Obligor.

NOW THEREFORE, as a material inducement to Buyer to enter into the APA and the Transaction Documents with Obligor, and in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to Buyer as follows:

Section 1.1Organization and Qualification. Guarantor is an Iowa corporation, duly organized, validly existing and in good standing under the laws of Iowa.

Section 1.2Due Authority. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not violate, breach or contravene Guarantor’s governing documents. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws affecting enforcement of creditors’ rights generally and (ii) principles of equity affecting the availability of specific performance and other equitable remedies.

Section 1.3Solvency. There are no bankruptcy, insolvency, reorganization, receivership or similar procedures pending with respect to, being contemplated by or, to the

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knowledge of Guarantor, threatened against Guarantor. Guarantor is not insolvent and will not be rendered insolvent as a result of execution of this Agreement. Guarantor has the financial capacity to perform all of its obligations under this Agreement.

Section 1.4Consideration. Guarantor has received adequate consideration for entering into this Agreement, including the execution of the APA and the other Transaction Documents by Buyer and Obligor, and the undertaking of the Obligations (as defined below) by Obligor.

ARTICLE II
GUARANTY OF OBLIGATIONS

Section 2.1Guaranty.

(a)Subject to any rights, setoffs, counterclaims, and any other defenses that the Guarantor expressly reserves to itself under this Agreement, Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Buyer the due and punctual payment by Obligor of all amounts payable by Obligor under the APA and the other Transaction Documents (all such obligations, terms and provisions as now or hereafter in existence being collectively called the “Obligations”), whether according to the present terms thereof, or pursuant to any change in the terms, covenants and conditions thereof at any time hereafter made or granted, including pursuant to any amendments, extensions or renewals of the APA, the other Transaction Documents or the Obligations. Guarantor agrees and acknowledges that no amendment, extension or renewal of the APA, the other Transaction Documents or the Obligations will discharge or otherwise affect the liability of Guarantor under this Agreement. Guarantor shall not be liable hereunder for special, consequential, exemplary, tort or other damages except to the extent the same comprise Obligations.

(b)In the event that Obligor shall fail in any manner whatsoever to pay the Obligations, when and as the same shall be required to be paid under the terms of the APA or the other Transaction Documents, Guarantor will itself, in accordance with the terms of the APA or other Transaction Documents, duly and punctually pay such Obligations, or cause the same to be duly and punctually paid as if Guarantor were itself the obligor with respect to such Obligations under the APA or the other Transaction Documents, as applicable. All sums payable to Buyer under this Agreement shall be paid within ten (10) Business Days after Buyer’s demand for payment is received, in immediately available funds in lawful money of the United States of America.

Section 2.2No Demand or Notice.

(a)It shall not be a condition to the guarantees and agreements set forth in Section 2.1 (the “Guaranty”) that Buyer shall have first made any request of, or demand upon, or given any notice of the occurrence of a default under the APA or the other Transaction Documents (unless such notice is specifically required under the APA or the other Transaction Documents) or any other notice whatsoever to, Guarantor or Obligor or any other Person, or shall have instituted any action or proceeding against Obligor or any other Person in respect thereof, or shall have joined Obligor in any such action or proceeding.

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(b)Buyer, in asserting the benefit of the Guaranty, shall give prompt notice to Guarantor of any failure by Obligor to pay, perform or observe any Obligation; provided, however, that any failure, delay (subject to applicable statutes of limitations) or defect in the giving of such notice shall not alter or affect the Guaranty under this Agreement.

Section 2.3Waiver of Resort to Security. Guarantor further agrees that this Agreement constitutes a continuing guarantee of payment when due and not a guarantee of collection, and Guarantor waives any right to require as a condition to its Guaranty that any resort be had by Buyer to any security held for the payment of any Obligation.

Section 2.4No Discharge. The Guaranty is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, as the case may be, with respect to its Guaranty.

Section 2.5Waivers by Guarantor.

(a)Guarantor hereby waives with respect to its Guaranty but without prejudice to the rights of the parties to the APA or the other Transaction Documents, any notice of acceptance of this Agreement by Buyer, grace, presentment, demand, protest, notice of the occurrence of a default under the APA or the other Transaction Documents and any other notices of any kind whatsoever and promptness in making any claim or demand hereunder (subject to applicable statutes of limitations).

(b)The Guaranty shall not be affected by (i) any extension or modification of the APA, the other Transaction Documents or any agreement related to the foregoing, (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of the APA, the other Transaction Documents or of any agreement related to the foregoing, including any change in the time, manner or place of payment or performance of any of the obligations under the APA or the other Transaction Documents or (iii) the release of any security held for payment of any Obligations.

Section 2.6No Reduction. The Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 2.9.

Section 2.7Enforcement. Notwithstanding anything herein to the contrary, Buyer may proceed to enforce the Guaranty against Guarantor without first pursuing or exhausting any right or remedy that Buyer or any of its successors or assigns may have against Obligor or any other Person.

Section 2.8Continued Effectiveness. The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of Obligor is rescinded or must otherwise be restored or returned by the Person receiving such payment upon the insolvency, bankruptcy or reorganization of Obligor, all as though such payment or part thereof had not been made.

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Section 2.9Certain Defenses. Nothing herein is intended to deny to Guarantor, and it is expressly agreed that Guarantor shall have and may assert, any and all the defenses, set-offs, counterclaims and other rights (other than those relating to insolvency, bankruptcy or reorganization as described in Section 2.8) with regard to any Obligation that Obligor may possess except as set forth herein or any other defense Obligor may possess relating to lack of validity or enforceability of the APA, the other Transaction Documents or any other agreement or instrument relating to the foregoing as against Obligor arising from (a) the defective incorporation or other defective organization of Obligor, (b) Obligor’s lack of qualification to do business in any applicable jurisdiction or (c) Obligor’s defective corporate or other organizational authority to enter into, deliver or perform the APA or any other Transaction Documents.

ARTICLE III
MISCELLANEOUS

Section 3.1Governing Law. THIS AGREEMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS RULES AS APPLIED IN DELAWARE.

Section 3.2Jurisdiction; Consent to Service of Process; Waiver. Guarantor and Buyer each agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the City of Wilmington, Delaware and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, and (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it. Guarantor and Buyer each hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 3.3Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. The word “including” means “including, but not limited to”. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof. Reference to any Person includes such Person’s permitted successors and assigns. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 3.4Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by Guarantor and Buyer.

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Section 3.5Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by a recognized international courier service (such as Federal Express or UPS), via facsimile or electronic transmission, or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile or electronic transmission to the following numbers:

If to Guarantor, to:

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Attn: Chief Legal & Administration Officer

Telephone: (402) 315-1629

Facsimile: (402) 952-4916

Email:  michelle.mapes@gpreinc.com

If to Buyer, to:

Hereford Ethanol Partners, L.P.

4514 Cole Avenue, Suite 1175

Dallas, Texas 75205

Attn: Chief Executive Officer

Telephone: (806) 374-1811

Facsimile Number: (806) 374-3003

Email: dgales@frionaindustries.com

or to such other address or facsimile number or email address as Guarantor or Seller may, from time to time, designate in a written notice given in accordance with this Section 3.5. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission or electronic transmission (e.g., “pdf”), upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (c) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery shall be as shown by the return receipt therefor.

Section 3.6Public Announcements. Neither Guarantor nor Buyer will issue or make any press releases or similar public announcements concerning the Guaranty or this Agreement without the prior written consent of the other Party hereto, except as may be required by Law. In the event that it is required by Law to make a disclosure concerning this Agreement such party shall use diligent efforts to first notify the other Party hereto before making such disclosure.

Section 3.7Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Guarantor in connection with this Agreement shall be paid by Guarantor, and all costs and expenses incurred by Buyer in connection with this Agreement shall be paid by Buyer.

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Section 3.8Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Guaranty contemplated hereby is fulfilled to the extent possible.

Section 3.10Assignment. This Agreement shall not be assigned by Guarantor or Buyer (including by operation of law or otherwise), except in connection with an assignment permitted under the APA or the other Transaction Documents. Any purported assignment of this Agreement in violation of this Section 3.10 shall be null and void.

Section 3.11Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Buyer and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.12Counterparts. This Agreement may be executed in multiple counterparts and by Guarantor and Buyer in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement delivered via facsimile or emailed as portable document format (PDF) attachments shall have the same binding effect as originals; provided that each party hereto uses commercially reasonable efforts to deliver to the other Party hereto original signatures as soon as possible thereafter.

Section 3.13Entire Agreement. This Agreement, the APA and the other Transaction Documents constitute the entire agreement of Guarantor and Buyer with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, between Guarantor and Buyer with respect to the subject matter hereof.

Section 3.14No Third Party Beneficiary. This Guaranty is given by Guarantor solely for the benefit of Buyer and its permitted successors and assigns, and is not to be relied upon by any other Person or entity.

Section 3.15Term of Guaranty.This Guaranty Agreement shall continue in effect until all Obligations have been satisfied.

[the following page is the execution page]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUARANTOR:

GREEN PLAINS INC.

By:______________________________

Name:______________________________

Title:______________________________

ACCEPTED:

Hereford Ethanol Partners, L.P.

By:Hereford Ethanol LLC, its general partner

By:______________________________

Name:______________________________

Title:______________________________

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EXHIBIT F

CCS NOTE

THE OFFER AND SALE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR SIMILAR RULE AS THEN IN EFFECT UNDER SUCH ACT, OR UNLESS SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE WITH RESPECT THERETO.

CCS PROMISSORY Note

Dallas, Texas       December __, 2020

For value received, Hereford Ethanol Partners, L.P., a Delaware limited partnership (“Maker”), hereby promises to pay to Green Plains Hereford LLC, a Delaware limited partnership (“Payee”), at 1811 Aksarben Drive, Omaha, NE 68106 (or such other place as the holder hereof may hereafter designate in writing), in accordance with the terms hereinafter provided, the greater of (a) the CCS Payments (as defined below) or, (b) the principal amount of up to Twenty Million U.S. Dollars ($20,000,000.00), as further specified below, together with interest on all past due amounts from the respective due dates thereof until paid at the Past Due Rate.

Pursuant to that certain Asset Purchase Agreement (herein so called) effective December 14, 2020, Maker, as buyer, agreed to purchase from Payee, as seller, certain real property and tangible and intangible assets used in the business of producing, marketing and selling ethanol and its co-products, including, without limitation, the Ethanol Plant (as defined in the Asset Purchase Agreement).  This is the “CCS Note” issued and delivered by Maker pursuant to Section 2.1(c) of the Asset Purchase Agreement.  Capitalized terms used and not otherwise defined in this note have the meanings ascribed to them in the Asset Purchase Agreement.

No provision of this note shall (i) make Maker liable to Payee for any changes imposed by state or federal laws, regulations, practices or policies, including, without limitation, Carbon Credits, carbon exchanges or any related tax or other laws regulations, practices or policies that result in a reduction or elimination of any payments hereunder, or (ii) create any liability of Maker to Seller for failing to consummate a CCS Transaction, if and to the extent, that consummation of any such CCS Transaction would otherwise be uneconomical in the commercially reasonable judgment of Maker.

1. Definitions. As used in this note, the following terms shall have the respective meanings indicated:

(a) “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or interests, by contract, or otherwise.

(b) “AgriAsset Holdings” refers to AgriAsset Holdings LLC, a Delaware limited liability company and parent of Maker.

(c) “Carbon Value” means the dollar amount at which carbon is sold in the California LCFS or an alternative LCFS market, quoted in values per ton and per point per gallon of ethanol.  As of the date hereof, California is assumed to be the best market for carbon value; however future policy may provide alternative markets for Maker that are superior to the California market from a value perspective.

(d) “Change of Control” means (x) the acquisition of Maker by another Person (other than an Affiliate of Maker) by means of any transaction or series of related transactions to which Maker is a party (including, without limitation, any equity security acquisition, reorganization, merger or consolidation but excluding any sale of equity securities for capital raising purposes) as a result of which the holders of the voting securities of Maker outstanding immediately prior to such transaction cease to own at least 50% of the total voting power represented by the voting securities of Maker outstanding immediately after such transaction or series of transactions; or (y) a sale, lease or other conveyance of all substantially all of the assets of Maker.

(e) “CCS” refers to carbon capture and sequestration.

(f) “CCS Credits” during a quarter means all credits or monies received or accruing to Maker during such quarter from any counterparty or any state or federal agency with respect to carbon capture and sequestration in connection with shipments of ethanol from the Ethanol Plant, including, without limitation, the value of any associated tax programs, inclusive carbon related tax credits, deductions or rebates related to carbon capture credits, carbon intensity scores or carbon sequestration, that are monetized through the sale of ethanol from the Ethanol Plant.

(g) “CCS Transaction” refers to an agreement with a JV Partner who will capture CO2 from the CO2 scrubbers at the Ethanol Plant, and clean, dehydrate and compress the CO2 to be utilized in a United States Environmental Protection Agency and California Air Resources Board-approved enhanced oil recovery and sequestration project.

(h) “Corn Cost” means the Chicago Board of Trade value of corn for the nearby futures month plus average basis between the daily quoted bid and offer delivered Hereford, Texas.
(i) “Corn Oil Value” means the value of corn oil at the Ethanol Plant, FOB Hereford, Texas.

(j) “EBITDA” for a period means an amount determined in accordance with GAAP equal to net income from continuing operations for such period, excluding Net CCS Benefits, plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, without limitation, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and (f) any other item Maker and Payee mutually deem to be appropriate.

(k) “Ethanol Value” means the landed value of ethanol in the California market as quoted by the LA OPIS Ethanol Index (or other agreed to index) exclusive of LCFS value, less freight from the Ethanol Plant to Los Angeles.

(l) “Event of Default” has the meaning ascribed to it in Section 5.
(m) "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

(n) “Gross CCS Benefit” refers to the number of gallons of ethanol shipped during a quarter multiplied by the CCS Credits received or accrued by Maker that are ascribed to the sale of ethanol shipped by Maker as a result of the LCFS program in the California market (or an alternative LCFS market to be determined and mutually agreed between Maker and Payee) before deducting any amounts due to the JV Partner.

(o) “Issuance Date” means December ___, 2020.
(p) “JV Partner” refers to the yet-to-be-named joint venture partner of Maker with respect to a CCS Transaction.
(q) “JV Partner Share” means the amount of the CCS Benefit due and owing to the JV Partner during any quarter pursuant to the CCS Transaction.
(r) “LCFS” means Low Carbon Fuel Standard.
(s) “Maker” means Hereford Ethanol Partners, L.P., a Delaware limited partnership.
(t) “Measurement Period” refers to the 40 quarters commencing on the Commencement Date; pursuant to Section 2(d), the Measurement Period may be extended.

(u) “Negative EBITDA” during any quarter means EBITDA that is a negative number; in calculating net income from continuing operations for purposes of Negative EBITDA, Negative EBITDA in a given quarter shall be computed by taking the breakeven using Ethanol Value, plus WDGS value, plus Corn Oil Value, less delivered Corn Cost, less natural gas cost, less OPEX Value, less selling, general and administrative expense for the Ethanol Plant.

(v) “Net CCS Benefit” during any quarter means Gross CCS Benefit less the JV Partner Share accruing with respect to shipments of ethanol made during such quarter.

(w) “OPEX Value” means the costs Maker incurs for the day-to-day operation of the Ethanol Plant, expressed as cost per gallon of ethanol produced at the Ethanol Plant running at full rated capacity (90 MGPY) for the prior rolling 6-month period.  Items included in the OPEX Value are attached hereto as Exhibit A.

(x) “Past Due Rate” means the 5.00% per annum. .
(y) “Payee” means Green Plains Hereford LLC, and any other permitted holder or holders of this note from time to time and, upon acquisition of this note by any permitted holder or F-3 holders other than the named payee, effective as of the time of such acquisition, the term “Payee” shall mean all of the then permitted holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the permitted holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

(z) “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or any other entity.

(aa) “Term” refers to the term of the note, which shall be 40 calendar quarters from the occurrence of the Commencement Date, subject to extension due to the Ethanol Plant not operating during any quarter during the Measurement Period, as provided in Section 2(d)(ii).

(bb) “WDGS value” means the value of wet distillers grains with solubles, FOB Hereford, Texas.
2. CCS Payments.

(a) Payout Value.  The CCS Payments made to Payee for any calendar quarter shall be calculated by multiplying 27.5% times the Net CCS Benefit during such quarter (the “CCS Payments”).  Payee acknowledges that the Carbon Value of ethanol in the LCFS market will vary depending on the price of carbon credits sold in the LCFS market.

(b) Commencement of Payments.  CCS Payments shall commence following (i) the execution and delivery of an agreement between Maker and the JV Partner with respect to the CCS Transaction, and (ii) the start-up of commercial CCS operations at the Ethanol Plant following construction of carbon capture equipment thereat (the “Commencement Date”); upon the occurrence of (i) and (ii),  the CCS Payments shall continue for 40 quarters thereafter, subject to extension pursuant to Section 2(d).

(i)Subject to Section 2(c), CCS Payments shall be made within 15 Business Days following the end of each quarter following the Commencement Date.

(ii)In the event of operations at the Ethanol Plant for less than a full quarter, CCS Payments for such quarter shall be pro-rated in accordance with the number of days during such quarter as to which there are operations at the Ethanol Plant.

(c) Negative EBITDA; Reduced Payment.  Generally,  a CCS Payment shall not be made  for any  quarter during which operations of Maker result in Negative EBITDA or during which the Ethanol Plant is not operating; however, if Net CCS Benefits received by Maker for a quarter during which there is Negative EBITDA result in positive Adjusted EBITDA for such quarter, a CCS Payment  shall be paid on the basis of 27.5% multiplied times Adjusted EBITDA.  As used in this Section 2(c), “Adjusted EBITDA” for a quarter during which there is Negative EBITDA means the addition of Net CCS Benefits to EBITDA which creates positive EBITDA for such quarter; for this purpose, Net CCS Benefits are not included in net income for the purpose of calculating EBITDA.

(d) Extension of Term. In the event that operations at the Ethanol Plant are suspended for a full quarter, and as a result Maker fails to receive Gross CCS Benefits, the Term shall be extended by the number of full quarters during which operations at the Ethanol Plant are suspended.

3. Mandatory Payments; Prepayment.
(a) If any payments provided herein shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day.

(b) Commencing with the Commencement Date, Maker or Payee may propose the terms of a prepayment of this note (a “Prepayment”) in a written notice to the other (the “Offer”); thereafter, either the recipient of the Offer may accept the Offer, or for a period of 60 days following receipt of such notice (the “Notice Period”), Maker and Payee may negotiate mutually acceptable terms for a Prepayment.  If Maker and Payee negotiate acceptable terms as to a Prepayment, the closing thereof shall occur within ten days following the expiration of the Notice Period or such other date as Maker and Payee may agree.  If Maker and Payee fail to negotiate acceptable terms for a Prepayment prior to the expiration of the Notice Period, then the Offer shall automatically terminate and be of no further force or effect.

(c) In the event that Maker enters into a CCS Transaction and defaults on a material provision thereunder which is not cured by Maker utilizing commercially reasonable means within the default notice period, Payee shall have the right, but not the obligation, to work with Maker or the JV Partner directly to remedy such event of default, or require Maker to pay Payee an amount equal to the remaining principal value of this note on the basis of the principal amount amortizing over 40 quarters following the Commencement Date.

4. Covenants of Maker.

(a) Maker commits to engage in immediate discussions with potential CCS joint venture partners following the closing of the Asset Purchase Agreement.  Maker also agrees to provide Payee with regular updates in writing (on a quarterly basis at a minimum) on the status and timing of its discussions with potential JV partners.

(b) Maker shall cause AgriAsset Holdings to execute and deliver to Payee a guaranty of the obligations of Maker herein.

(c) If and when a CCS Transaction is contemplated, Maker will not intentionally defer commercial operations beyond the Term, if the primary purpose of such deferral is to reduce payments under this note beyond the Term.

5. Default. The occurrence of any of the following events shall be an “Event of Default” (herein so called) under this note:

(a) Maker shall fail to make any  payments due herein on the date such payment is due and such default is not fully cured within 15 Business Days after Payee delivers written notice to Maker of the occurrence thereof; or

(b) Default shall be made in the performance or observance of any covenant, condition or agreement contained herein  (other than payment of principal) and such default is not fully cured within 15 Business Days after Payee delivers written notice to Maker of the occurrence thereof; or

(c) Maker shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(d) Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or

(e) A proceeding or case shall be commenced in respect of Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 30 days or any order for relief shall be entered in an involuntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to Maker and shall continue undismissed, or unstayed and in effect for a period of 30 days.

6. Remedies upon an Event of Default.  If an Event of Default shall have occurred and shall be continuing, the holder of this note may immediately exercise any of its default rights and remedies with respect to Maker under this note and applicable law and equity.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and the failure of the holder of this note at any time to exercise the rights set forth in this paragraph shall not be deemed a waiver thereof.

7. Change of Control.  If, upon the occurrence of a Change of Control, (i) if the Maker has not entered into a CCS Transaction, Maker shall pay, or cause to be paid, an amount equal to 27.5% of the Net Gain (as defined below) on the Change of Control (“Change of Control Payment”), up to $12 million, and (ii) if the Maker has entered into a CCS Transaction, Maker shall pay, or cause to be paid, the Change of Control Payment, less the aggregate payments received by Payee pursuant to Section 2, up to $20 million.  “Net Gain” shall be calculated based on a sale value greater than the total of the $39 million purchase price of the Ethanol Plant as set forth in the Asset Purchase Agreement plus (x) the amortized value of all capital expenditures at the Ethanol Plant, plus (y) all Adjusted EBITDA losses by Maker following the closing of its purchase of the Ethanol Plant, plus (z) all expenses of Maker in connection with such Change of Control transaction.

8. Waivers by Maker.  Except to the extent, if any, that notice of an Event of Default is expressly required herein, Maker waives notice (including, without limitation, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consents that the time of payment hereof may be extended and re-extended from time to time without notice.

9. Waivers by Payee.  No failure or delay on the part of Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof or otherwise prejudice any right of Payee, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege, nor shall any waiver by Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

10. Venue; Choice of Law.  Maker and Payee hereby irrevocably agree that any legal proceeding in respect of this note shall be brought in the district courts of Deaf Smith County, Texas, or in the United States District Court for the Northern District of Texas, Amarillo Division (collectively, the “Specified Courts”).  Maker and Payee hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts of the State of Texas.  Maker and Payee hereby irrevocably waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note brought in any Specified Court, and hereby further irrevocably waive any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES.

11. Successors and Assigns.  This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of Maker and Payee, the obligations and rights of Maker and Payee may not be assigned without the written consent of the other (and any attempted assignment without such consent shall be null and void); provided, however, that the rights of each party hereunder may be assigned to an Affiliate of such party after written notice thereof to the other party.

12. Amendments. This note may not be modified or amended in any manner except in a writing executed by Maker and Payee.

13. Severability.  If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.  Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (i) it is not prohibited by applicable law and (ii) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

14. Entire Agreement.  Together with the Asset Purchase Agreement, this note contains the entire understanding of the parties relating to the subject matter contained herein and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof.

15. Notices. Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing as set forth in Section 12.4 of the Asset Purchase Agreement and shall be deemed given to a party at the earlier of (a) when actually delivered to such party, (b) when a facsimile transmitted to such party at the facsimile number indicated for such party in the Asset Purchase Agreement (or to such other facsimile number as may have been substituted by notice pursuant to the Asset Purchase Agreement, (c) the date of electronic transmission (e.g., “pdf”), if so transmitted on a Business Day during normal business hours, and otherwise on the next Business Day, or (d) when mailed to such party by certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed at the respective addresses designated in Section 12.4 of the Asset Purchase Agreement (or to such other address as may have been substituted by notice pursuant thereto).

16. Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this note as a whole.  Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this note; (iii) to a quarter means a calendar quarter; and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  Section headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the entities or persons referred may require.  This note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[the next page is the signature page]

IN WITNESS WHEREOF, the undersigned, by its duly authorized and acting representative, has executed this CCS Promissory Note as of the date first set forth above.

MAKER:

HEREFORD ETHANOL PARTNERS, L.P.

By:Hereford Ethanol LLC, its general partner

By:

Donald E. Gales, Chairman

EXHIBIT G

ETHANOL RAILCAR ARRANGEMENT

Seller agrees to convey those specific lease riders regarding rail cars described in the chart on page 4 of Schedule 6.13(a) to Buyer.  Seller will continue to pay for the identified railcar leases through January 31, 2021, and Buyer shall assume such leases obligations as of February 1, 2021.  Seller shall also provide for the storage of a portion of such railcars at an offsite storage location selected solely by Seller at its costs, through the date of March 31, 2021.  The number of railcars Seller shall be obligated to store at its cost, shall be a number which is sufficient to allow a corn unit train to unload at the facility.  Buyer shall be responsible for the costs of transferring the stored railcars back to the Ethanol Refiner at a time of its choosing.

G-1